UNITED STATES SECURITIES AND EXCHANGE COMMISSION

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	2833	45-1226465
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4093 Oceanside Blvd, Suite B

Oceanside, California 92056

760-295-7208

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Timothy G. Dixon, CEO

4093 Oceanside Blvd, Suite B

Oceanside, California 92056

760-295-7208

Email: timdixon@tsoimail.com

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:

H.D. Kelso & Associates

Hugh D. Kelso III, Esq, Managing Attorney

8799 Balboa Avenue, Suite 155 San Diego, CA 92123

Ph: 619-840-5056

Email: hdklawfirm@yahoo.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	167,848,153 (1)	$0.003	$500,000.00	$64.90 (2)

Note 1: Includes 159,848,153 shares purchased pursuant to the Common Stock Purchase Agreement (“CSPA”) dated January 24, 2020 by and between Triton Funds LP and the Company and 8,000,000 (0.0001 par value) shares donated by the Company to Triton Funds LP pursuant to the Donation Agreement (“DA”) and Registration Rights Agreement (“RRA”) dated January 24, 2020, each being attached hereto as Exhibits 1.1, 1.2 and 1.3, respectively.

Note 2: Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECUS

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS MAY NOT BE COMPLETE AND MAY BE CHANGED. WE AND THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 5, 2020

PRELIMINARY PROSPECTUS

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

167,848,153 SHARES OF COMMON STOCK AT $.003 PER SHARE

This prospectus relates to the resale by the selling stockholders of up to 167,848,153 shares of our common stock. The selling stockholders acquired the shares being offered in this prospectus pursuant to the Common Stock Purchase Agreement (“CSPA”) dated January 24, 2020 by and between Triton Funds LP and the Company and 8,000,000 shares donated by the Company to Triton Funds LLC pursuant to the Donation Agreement (“DA”) and Registration Rights Agreement (“RRA”) dated January 24, 2020.

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of our common stock for resale in the over-the-counter market, in isolated transactions, or in a combination of such methods of sale. The selling stockholders will sell their shares at prevailing market prices or privately negotiated prices. There will be no underwriter’s discounts or commissions, except for the charges to a selling shareholder for sales through a broker-dealer. All net proceeds from a sale will go to the selling shareholder and not to us. We will pay the expenses of registering these shares.

Our stock is quoted on OTCQB under the symbol “TSOI.” On February 4, 2020, the last reported sale price of shares of our common stock on the OTCQB Marketplace was $0.0024.

Investing in our common stock involves risks. You should carefully consider the Risk Factors beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2020

We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

For investors outside the U.S.: We have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. You are required to inform yourselves about and to observe any restrictions relating to the offering of the shares of common stock and the distribution and possession of this prospectus outside of the U.S.

Unless otherwise indicated, any reference to “our company”, “we”, “us”, or “our” refers to Therapeutic Solutions International, Inc., a Nevada corporation.

PROSPECTUS SUMMARY

The following summary highlights material information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Therapeutic Solutions International, Inc.

Therapeutic Solutions International, Inc. (“TSI” or the “Company”) was organized August 6, 2007 under the name Friendly Auto Dealers, Inc., under the laws of the State of Nevada. In the first quarter of 2011 the Company changed its name from Friendly Auto Dealers, Inc. to Therapeutic Solutions International, Inc., and acquired Splint Decisions, Inc., a California corporation.

Business Description

Currently the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system.

Activating one’s immune system is now an accepted method to treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

TSI is developing a range of immune-modulatory agents to target certain cancers, improve maternal and fetal health, fight periodontal disease, and for daily health.

Nutraceutical Division – TSI has been producing high quality nutraceuticals. Its current flagship product, NanoStilbene™ PKE, is prepared by low-energy emulsification which allows for better solubility, stability, and the release performance of pterostilbene nanoparticles. The pterostilbene placed in a nanoemulsion droplet is free from air, light, and hard environment; therefore, as a delivery system, nanoemulsion’s can improve the bioavailability of pterostilbene but also protect it from oxidation and hydrolysis, while it possesses an ability of sustained release at the same time.

Cellular Division – TSI recently obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI).

The stem cell licensed, termed “JadiCell” is unique in that it possesses features of mesenchymal stem cells, however, outperforms these cells in terms of a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe. TSOI has previously filed several patents in the area of CTE based on modulating the brain microenvironment to enhance receptivity of regenerative cells such as stem cells.

Nutraceutical Division (TSOI)

ProJuvenol® is a patented, (US No.: 9,682,047) and powerful synergistic blend of complex anti-aging ingredients in capsules.

NanoStilbene is an easily absorbed nanoemulsion of nanoparticle pterostilbene derived from the ‘047 patent.

DermalStilbene is a topical form of pterostilbene delivered via spray application onto skin, derived from the ‘047 patent.

IsoStilbene an injectable formulation of pterostilbene is available by prescription only, derived from the ‘047 patent.

NeuroStilbene is an intranasal form of pterostilbene delivered via spray application inside the nostril, derived from the ‘047 patent.

NanoPlus is a blend of NanoStilbene and Nano Cannabidiol which are an easily absorbed Nanoparticles formulation of Pterostilbene and Cannabidiol.

Nano Cannabidiol is an easily absorbed Nanoparticle formulation of Cannabidiol Isolate in the range of 75-90 nanometers. This product is built on the same nano platform as NanoStilbene and is delivered at a concentration of 200mg per milliliter.

NanoPSA is a blend of NanoStilbene™ and Broccoli Sprout Extract (BSE) providing 74mg of BSE and 125mg of our patented NanoStilbene, a proprietary formulation of nanoparticle pterostilbene.

Nutraceutical Patents:

TSOI filed a patent in July 2015 covering the use of its ProJuvenol® product, as well as various pterostilbene compositions, for use in augmenting efficacy of existing immuno-oncology drugs that are currently on the market. The patent is based on the ability of pterostilbene, one of the major ingredients of ProJuvenol®, to reduce oxidative stress produced by cancer cells, which in turn protects the immune system from cancer mediated immune suppression. That patent, U.S. No.: 9,682,047 was granted on 6-20-2017.

In addition, on April 28, 2016 the Company filed a patent application covering the use of ProJuvenol© and its active ingredient pterostilbene for augmentation of stem cell activity. Diseases such as diabetes, cardiovascular disease, and neurodegenerative diseases are characterized by deficient stem cell activity. The patent covers the stimulation of stem cells that already exist in the patient’s body, as well as stem cells that are administered therapeutically.

Studies have shown that patients who have higher levels of endogenous stem cell activity have reduced cardiovascular disease risk and undergo accelerated neurological recovery after stroke as compared to patients with lower numbers of such stem cells.

On October 16, 2017 the Company filed a patent application titled "Synergistic Inhibition of Glioma Using Pterostilbene and Analogues Thereof" which was developed to utilize the ability of the immune system to augment the possibility of increasing overall survival of glioma patients after treatment with conventional therapies. Our data suggests that when pterostilbene is combined with brain cancer therapeutics such as Gefitinib, Sertraline, or Temozolomide, the prognosis is vastly improved.

On August 13, 2018 the Company filed a patent application titled “Enhancement of Ozone Therapy using Pterostilbene” showing pterostilbene potently augments killing of breast cancer, prostate cancer, and ovarian cancer cells by ozone therapy. The data obtained is an extension of ongoing work at the Company seeking to identify means of enhancing the effects of pterostilbene administration for treatment of a variety of cancers, as well as enhancing the efficacy of existing cancer therapies.

On September 17, 2018 the Company filed a patent application titled “Pterostilbene and Compositions Thereof for Prevention and Treatment of Chronic Traumatic Encephalopathy” with new data demonstrating the ability of its NeuroStilbene intranasal formulation of pterostilbene to successfully prevent the development of brain injury in an animal model of Chronic Traumatic Encephalopathy aka CTE.

On September 25, 2018 the company filed a patent application titled “Pterostilbene and Formulations Thereof for Treatment of Pathological Immune Activation” covering novel clinical data using its NanoStilbene™ formulation to reduce inflammatory cytokine production in cancer patients.

On September 9, 2019 the Company filed a patent application titled “Pterostilbene and Formulations Thereof for Protection of Hematopoiesis from Chemotherapy and Radiation” covering the ability of NanoStilbene™ and its active ingredient, pterostilbene, at accelerating recovery of blood cells after treatment with chemotherapy.

On November 4, 2019 the Company filed a patent application titled "Cellular, Organ, and Whole-Body Rejuvenation Utilizing Cord Blood Plasma and Pterostilbene" suggesting that pterostilbene, the active ingredient in its commercially available NanoStilbene™ product, augments the ability of cord blood plasma to suppress biological properties associated with aging.

On May 15, 2018 TSI announced Institutional Review Board (IRB) clearance to initiate a pilot pharmacokinetic trial of “NanoStilbene.” Then on July 02, 2018 the Company announced receiving pilot clinical data providing proof of concept that NanoStilbene more effectively increases blood levels of the molecule as compared to conventional formulations. The clinical trial involved the administration of NanoStilbene in comparison to powder in capsule form pterostilbene with healthy volunteers, whom underwent a series of blood draws to determine the concentration of the compound.

NanoStilbene Administration Results in Superior Pharmacokinetic Profile
Compared to Pterostilbene Administration

Blood was collected in EDTA tubes and plasma collected subsequent to centrifugation at 700g for 10 minutes. Collection time points were prior to administration of test compound, as well as at times 2hr, 4hr, 6hr, 8hr, 10hr, and 12 hrs. Test compounds were 10 ml of NanoStilbene (provided by Therapeutic Solutions International) and 6 capsules of 50 mg pterostilbene (VitaMonk). A wash out period of 3 days was allowed between two test compound administration.

Results

The results were that at peak concentration NanoStilbene (Square) had a 55% increase in serum levels over the traditional powder (Triangle) form of pterostilbene. The data also shows the half-life to be double to that of the powder form.

The data in Granted U.S. Patent No.: 9,682,047 strongly suggest that pterostilbene administration may be an inexpensive and safe method of augmenting efficacy of numerous immunotherapeutic drugs. Although cancer immunotherapy has revolutionized the prognosis of many patients, the majority of patients still possess poor or suboptimal responses to this approach.

Clinical Trial of NanoStilbene for Immune Derepression in Advanced Cancer

12 patients with advanced cancer

ECOG >2

300mg NanoStilbene Oral daily (300mg PTER)

Assessments pre and 1, 2, and 3 weeks after treatment

Inflammatory Markers Decrease

•TNF, IL-6, CRP

Immune Markers Increased

•IFN gamma from stimulated PBMC

•NK Cytolysis activity

Pterostilbene, being a methyl ether of resveratrol, is known to possess anti-inflammatory and anticancer activity in various model systems. It is known that in advanced cancer, excess inflammatory signaling may be associated with reduction in CD3 zeta chain signaling and inhibited function of natural killer (NK) cells.

Given the importance of NK cells in the activity of various Immunotherapeutics, we sought to determine whether administration of a nanoparticle formulation of pterostilbene may reverse cancer associated suppression of NK activity. An initial study in heathy volunteers was performed to elucidate amount of NanoStilbene needed to be administered to achieve sufficient plasma concentration for induction of anti-inflammatory activity.

Subsequent to this, the selected NanoStilbene dose was administered to twelve patients with advanced solid cancers for 3 weeks. Daily treatment with 300mg of NanoStilbene caused reduction in serum levels of inflammatory markers TNF-alpha, IL-6, and CRP. Assessment of peripheral blood mononuclear cell ability to generate IFN-gamma subsequent to stimulation with anti-CD3 and anti-CD28 was increased.

Additionally, NK cytotoxicity was augmented. These results suggest that NanoStilbene may be a useful adjuvant to immunotherapy of cancer rescuing T cell and NK cell activities.

Augmentation of NK cell function may stimulate efficacy of approved therapies that depend on an active NK compartment such as Herceptin, Rituximab, and Cetuximab.

These results suggest that NanoStilbene may be a useful adjuvant to immunotherapy of cancer rescuing T cell and NK cell activities. Augmentation of NK cell function may stimulate efficacy of approved therapies that depend on an active NK compartment such as Herceptin, Rituximab, and Cetuximab.

*The data provided here is partial and does not contain all materials submitted for publication and is preliminary until peer review is complete. These statements have not been evaluated by the Food and Drug Administration. These products are not intended to diagnose, treat, cure, or prevent any disease.

Immune-Oncology – Right To Try

In May of 2018 President Donald J. Trump signed into the law, the Right To Try bill. In 2015/2016 TSI began and completed a 10 patient clinical trial of advanced cancer patients in Mexico at the Pan Am Cancer Treatment Center located in Tijuana Mexico using our dendritic cell vaccine code named StemVacs. TSI has since generated GCP documentation for the previously treated 10 patients into a Phase I trial, which will be presented to the FDA by TSI as part of an Ex-US trial compliant with 21 CFR 312.120 Foreign clinical studies not conducted under an IND. This is a required step to conform to the new Right To Try law.

StemVacs is an immunotherapy platform that consists of 5 components. The overarching approach to the StemVacs Immunotherapy Platform is as follows:

1. Treat innate immune suppression: Administration of oral apigenin/NanoStilbene (Cancer DeTox Product) to decrease immune suppressive toxic molecules made by tumor and tumor microenvironment.

2. Treat adaptive immune suppression: Administration of MemoryMune to activate dormant memory cells recognizing the tumor. Administration of LymphoBoost to repair deficient IL-12 production.

3. Stimulation of immune response to cancer stem cells (StemVacs).

4. Consolidation and maintenance of immunity: Cycles of StemVacs, supported by innaMune and LymphoBoost

StemVacs: StemVacs is a subcutaneously administered vaccine comprised of immune stimulatory peptides resembling cancer stem cell specific proteins.

Cancer Metabolic DeTox: This is an orally administered agent that is derived from various herbs termed apigenin. The unique property of apigenin is that it inhibits a cancer associated metabolic pathway that degrades the amino acid tryptophan. Specifically, apigenin inhibits the enzyme indolamine 2,3 deoxygenase (IDO), which is responsible for breaking down tryptophan in the vicinity of the tumor and generating by-products such as kynurenine. It is known that immune activation is dependent on tryptophan being present in the tumor environment. The depletion of tryptophan and generation of kynurenine by tumor cells and tumor associated cells is a major cause of immune suppression in cancer. By administering Cancer Metabolic DeTox, the innate arm of the immune system has a chance to regenerate. This positions the patient for better outcome after administration of specific immune stimulating vaccines.

MemoryMune: This is a product derived from a two-step culture process of donor blood cells. The product MemoryMune reawakens dormant immune memory cells. It is known that many cancer patients possess memory T cells that enter the tumor, however, once inside the tumor these cells are inactivated. MemoryMune contains a unique combination of growth factors specific for immune system cells called “cytokines”.

LymphoBoost: LymphoBoost is a proprietary formulation of Misoprostol, a drug approved for another indication, which we have shown to be capable of stimulating lymphocytes, particularly NK cells and T cells, both critical in maintaining anti-tumor immunity.

innaMune: This is a biological product derived from tissue culture of blood cells derived from healthy donors. It is a combination of cytokines that maintain activity of innate immune system cells, as well as having ability to shift M2 macrophages to M1.

Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI) – Right To Try

On December 10, 2018 Therapeutic Solutions International, Inc., announced the signing of an agreement between TSOI and Jadi Cell LLC for licensing of the Jadi Cell universal donor adult stem cell, as covered in US Patent No.: 9,803,176 B2 for use in Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI).

The Jadi Cell product, which belongs to the mesenchymal stem cell (MSC) family of cells, is a unique adult stem cell, which produces higher levels of therapeutic factors compared to other stem cells. The cells have demonstrated safety in animal models and pilot human trials. The Jadi Cell product is generated from umbilical cords, which are a source of medical waste and available in large quantities at inexpensive prices.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe.

Traumatic brain injury (TBI) is an insult to the brain, not of a degenerative or congenital nature, but caused by external physical force that may produce a diminished or altered state of consciousness, which results in an impairment of cognitive abilities or physical functioning.

CTE represents a significant unmet medical need which we believe is amenable to stem cell intervention. We are eager to accelerate treatments and potential cures for debilitating conditions such as CTE and traumatic brain injury and plan to leverage New regulatory pathways such as the recently approved “Right to Try” Law to deliver these medicines as soon as possible to patients which currently have no other options.

The Jadi Cell product because of its advanced stage of development in contrast to other stem cell types, which require years, if not decades of development before entry into American patients, will allow us we believe to be treating patients within 12 months. Currently means of isolating, producing, scaling up, and delivery of the cells has all been worked out by Jadi Cell and Collaborators.

Current Operations

Currently the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system.

Through this prospectus, certain selling stockholders are offering up to 167,848,153 shares of our common stock. Each of the selling stockholders acquired their shares in the closing of the Common Stock Purchase Agreement (“CSPA”) dated January 24, 2020 by and between Triton Funds LP and the Company and 8,000,000 shares donated by the Company to Triton Funds LP pursuant to the Donation Agreement (“DA”) and Registration Rights Agreement (“RRA”) dated January 24, 2020.

Our principal executive offices are located at 4093 Oceanside Blvd, Ste. B, Oceanside, CA 92056. Our telephone no. is (760) 295-7208. Our website address is www.therapeuticsolutionsint.com. Information contained on our website or connected thereto does not constitute a part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

The Offering

Common stock offered by selling stockholders:	Up to 167,848,153 outstanding shares of common stock.
Offering price:	$0.003
Common stock outstanding:
Before offering	1,614,627,811
After offering	1,782,475,964
Use of proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.
OTCQB Marketplace symbol:	Shares of our common stock are currently quoted on the OTCQB Marketplace under the symbol “TSOI.”

RISK FACTORS

Investment in our common stock has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our common stock could go down. This means you could lose all or a part of your investment.

Risks Related to our Business and Industry

We have identified material weaknesses in our internal control over financial reporting.

We are required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, which require us to maintain an ongoing evaluation and integration of the internal controls of our business.

We evaluated our existing controls as of December 31, 2018. Our Chief Executive Officer and Chief Financial Officer identified material weaknesses in our internal control over financial reporting. A “material weakness” is a control deficiency, or combination of control deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected. Readers are directed to review that portion of this Form 10-K entitled Item 9A Controls and Procedures for a detailed disclosure.

Under Section 404 and the SEC’s rules, a company cannot find that its internal control over financial reporting is effective if any “material weaknesses” exist in its controls over financial reporting.

Our liquidity and capital resources are very limited.

Our ability to fund operating activities is also dependent upon our ability to access external sources of financing and our ability to effectively manage our expenses in relation to revenues. Our ability to fund working capital and anticipated capital expenditures will depend on our future performance, which is subject to general economic conditions specific to the health, supplements and nutrition products industries, consumer demand for our products, competition and other factors that are beyond our control. There can be no assurance that our operations and access to external sources of financing will continue to provide resources sufficient to satisfy our liabilities arising in the ordinary course of business.

We will require significant additional external financing to implement our business plan.

We will require external financing to sustain our operations, support our expansion, achieve or maintain profitability, or, should we become subject to unforeseen events or circumstances, continue as a going concern. There can be no assurance that we will be able to secure any such external financing, or, if we are able to secure such external financing, that it will be on terms favorable, or even acceptable, to us. Any inability to achieve or sustain profitability or otherwise secure external financing would have a material adverse effect on our business, financial condition, and results of operations, raising substantial doubts as to our ability to continue as a going concern, and we may ultimately be forced to seek protection from creditors under the bankruptcy laws or cease operations, which may result in a substantial or complete loss of your invested capital.

We may not be able to effectively manage our potential growth and the execution of our business plan.

Our potential growth and the execution of our business plan together are likely to place significant strain on our managerial, operational and financial resources. To effectively manage our potential growth and execute our business plan, we will need to, among other things:

•retain additional personnel across several departments in the Company;

•develop strong customer loyalty for new products in a crowded competitive marketplace;

•continue to establish and continue to increase awareness of our brands;

•price our products and services at points which will allow us to maximize sales while at the same time maximizing gross profit margins;

•establish, maintain, expand and manage multiple relationships with various vendors, strategic partners, licensees and other third parties, including suppliers of the products we sell on our website and elsewhere, warehousing distributors, shipping companies and others;

•rapidly respond to competitive developments, particularly when new high-demand products become available;

•build an operations structure to support our business and provide efficient and effective customer service and support;

•expand our IT infrastructure to respond to increasing customer traffic to our website, demand for content from site users and to manage growing e-commerce transactions;

•establish and maintain effective financial and management controls, reporting systems and procedures;

•control our expenses;

•provide competitive employee salaries and benefit packages; and,

•avoid lawsuits and other adverse claims.

There can be no assurance that we will be able to accomplish any or all of the above goals. If we prove unable to effectively execute our business plan or manage our growth, it is likely to have a material adverse effect on our business, financial condition, including liquidity and profitability, and our results of operations.

If our proposed product sales model does not successfully operate at a profit our growth strategy may be impeded.

To effectively expand and meet our growth objectives our products sales model must be executed upon in a profitable manner. Profitability is dependent upon a variety of factors, some beyond our control, including, but not limited to the amount of traffic we can consistently attract to our brand, to retail sales in “brick and mortar” retailers, to our website, and our ability to stock or otherwise make available products that our customers purchase, our ability to stock or otherwise make available the best new products as they enter the market, our ability to provide consistent and superior customer service, the general economic conditions, particularly in the U.S., that could impact the amount of money customers spend collectively on the products we sell, and/or that could reduce the amount of money our average customer spends, and/or could reduce the number or frequency of repeat orders for products, and/or could result in customers finding products in other venues if they can find those products for a lower price. Other factors that could impact our ability to execute on our business model in a profitable manner include, but are not limited to, competition in our markets, recruiting, training and retaining qualified personnel and management, maintenance of required local, state and federal governmental approvals and permits, costs associated with principal component products and supplies, delivery shortages or interruptions, consumer trends, our ability to finance operations externally, changes in supply or prices of the products we sell and disruptions or business failures among our product suppliers, distributors, warehouses or shippers. Any failure to operate in a profitable manner could hurt our ability to meet our growth objectives by attracting licensees, and our business, financial condition, including liquidity and profitability, and our results of operations would be negatively affected.

If we cannot stock, warehouse or otherwise provide product to customers in a consistent, reliable and cost-effective manner our growth strategy may be impeded.

As our growth strategy depends to a large extent on our ability to sell various products to consumers on our website and in traditional “brick and mortar” retailers, if we cannot supply those products in a consistent, reliable and cost-effective manner, we may lose customers. To accomplish a consistent, reliable and cost-effective method for supplying product to customers, we must successfully engage with suppliers at a number of levels, including warehousing agreements, stocking agreements and other forms of distribution. Our ability to conclude such arrangements with specific product suppliers may involve the need for trade finance, purchasing agreement finance and other capital. In addition, we may encounter problems in fulfilling orders due to business conditions among the products companies themselves, many of which problems are beyond our control. If we are unable to establish and continue such agreements and structures with products companies, our growth strategy may be impeded, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

We face significant competition for our products.

The markets in which we operate are intensely competitive, continually evolving and, in some cases, subject to rapid change. Our competitors include:

•traditional and well-established companies with recognized and well patronized brands in the nutritional supplements and health products industry segment;

•entrenched nutritional supplements and health products companies with well-known customer on-line services and portals and other high-traffic web sites that provide sales access to healthcare and nutritional supplements and related products; and

•companies that focus on providing on-line and/or off-line healthcare related content, including some that promote competitor brands.

Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These companies may be better known than we are and have more customers than we do. We cannot provide assurance that we will be able to compete successfully against these companies or any alliances they have formed or may form. If we are unable to compete with one or more of our competitors, our growth strategy may be impeded, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

Product revenue.

Although we intend and continue to develop and introduce new nutraceutical products, we currently market and sell ProJuvenol®, NanoStilbene, DermalStilbene, IsoStilbene, and NeuroStilbene, Nano Cannabidiol, Nano Plus, and NanoPSA, all powerful antioxidants. We currently do not have a broad portfolio of other products completed that we could rely on to support our operations if we were to experience any difficulty with the manufacture, marketing, sale, or distribution of our current products.

Government regulation could adversely affect our business.

Our products and their associated component ingredients are subject to existing and potential government regulation. Our failure, or the failure of our business partners or third-party providers, to accurately anticipate the application of laws and regulations affecting our products and the manner in which we deliver them, or any failure to comply, could create liability for us, result in adverse publicity, or negatively affect our business. In addition, new laws and regulations, or new interpretations of existing laws and regulations, may be adopted with respect to consumer protection and other issues, including pricing, products liability, copyrights and patents, distribution and characteristics and quality of products and services. We cannot predict whether these laws or regulations will change or how such changes will affect our business. Any of this government regulation could impact our growth strategy, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

The Company’s success may depend upon its ability to protect its patents and proprietary technology.

The Company owns patents for several of its products and relies upon the protection afforded by its patents and trade secrets to protect its technology. The Company’s success may depend upon its ability to protect its intellectual property. However, the enforcement of intellectual property rights can be both expensive and time consuming. Therefore, the Company may not be able to devote the resources necessary to prevent infringement of its intellectual property. Also, the Company’s competitors may develop or acquire substantially similar technologies without infringing the Company’s patents or trade secrets. For these reasons, the Company cannot be certain that its patents and proprietary technology will provide it with a competitive advantage.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expense or be prevented from providing certain services, and which may otherwise harm our business.

We could be subject to claims that we are misappropriating or infringing intellectual property, trade secrets or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay substantial damage awards and to develop non-infringing products, obtain a license or cease selling the products that use or contain the infringing intellectual property. We may be unable to develop non-infringing products or obtain a license on commercially reasonable terms, or at all. Any claims against our company for infringement could impede our growth strategy, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

We may be subject to claims brought against us as a result of product liability claims.

The Company presently does not carry products liability insurance covering its development, marketing and sale of the products it intends to sell. However, the Company intends and expects to acquire adequate and reasonable products liability insurance after the business is funded. There is no guarantee that the amount of funds raised by virtue of this offering will be adequate to acquire or maintain such insurance. Should the Company not acquire adequate funding to obtain products liability insurance, its uninsured operations would expose the Company and its shareholders to material risks should products liability claims arise. Any claims can be costly to defend, and any successful products liability claim against the Company could materially impact the ability of the Company to continue as a going concern and therefore place your total investment in the Company at risk of being a complete loss.

We may be subject to claims brought against us as a result of product associated content we provide.

Consumers are reasonably expected to access health-related information regarding our products through our on-line web site. If our content, or content we obtain from third parties, contains inaccuracies, it is possible that consumers or others may sue us for various causes of action. Although our planned web site contains terms and conditions, including disclaimers of liability, that are intended to reduce or eliminate our liability, the law governing the validity and enforceability of on-line agreements with consumers that provide the terms and conditions for use of our public or private portals are unenforceable. A finding by a court that these agreements are invalid and that we are subject to liability could harm our business and require costly changes to our business. We have planned editorial procedures in place to provide quality control of the information that we publish or provide. However, we cannot assure you that our editorial and other quality control procedures will be sufficient to ensure that there are no errors or omissions in particular content. Even if potential claims do not result in liability to us, the fact that we would need to investigate and defend against these claims could be expensive and time consuming and could divert management’s attention away from our operations. In addition, our business is in part based on establishing a reputation amongst consumers that our portals as trustworthy and dependable sources of healthcare information. Allegations of impropriety or inaccuracy, even if unfounded, could therefore harm our reputation and business, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

Changes in commodity and other operating costs or supply chain and business disruptions could adversely affect our results of operations.

Changes in product costs are a part of our business; any increase in the prices that suppliers charge for their products could adversely affect our operating results. We remain susceptible to increases in prices as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, safety concerns, product recalls, labor disputes and government regulations. We rely on third-party distribution companies to deliver ingredients to our manufacturers and ultimately our products to customers. Interruption of distribution services due to financial distress or other issues could adversely affect our operations.

We face substantial competition in attracting and retaining qualified senior management and key personnel and may be unable to develop and grow our business if we cannot attract and retain such senior management and key personnel.

As an early stage company, our ability to develop and grow our business, to a large extent, depends upon our ability to attract, hire and retain highly qualified and knowledgeable senior management and key personnel who possess the skills and experience necessary to satisfy our business needs. Our ability to attract and retain such senior management and key personnel will depend on numerous factors, including our ability to offer salaries, benefits and professional growth opportunities that are comparable with and competitive to those offered by more established companies operating in our marketplace. We may be required to invest significant time and resources in attracting and retaining additional senior management and key personnel as needed. Moreover, many of the companies with which we will compete for any such individuals have greater financial and other resources, affording them the ability to undertake more extensive and aggressive hiring campaigns, than we can. The normal running of our operations may be interrupted, and our financial condition and results of operations negatively affected, as a result of any inability on our part to attract or retain the services of qualified and experienced senior management and key personnel, or should our prospective key personnel refuse to serve, or, once appointed, leave prior to a suitable replacement being found.

Risks Related to Our Common Stock

Because there is currently a limited public trading market for our common stock, investor may not be able to resell stock.

Our stock is now traded in OTC Markets under the stock symbol TSOI, which results in a very illiquid and limited market for our common stock.

There is currently no liquid trading market for our common stock, and we cannot ensure that one will ever develop or be sustained.

The trading market for our common stock is currently not liquid. We cannot predict how liquid the market for our common stock might become. Our common stock is quoted in OTC Markets under the symbol TSOI.

Our common stock may be deemed a “penny stock”, which would make it more difficult for investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities and investors may find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders have the right to sell substantial amounts of common stock in the public market, e.g. upon the expiration of any statutory holding period under Rule 144, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make our ability to raise additional financing through the sale of equity or equity-related securities in the future, at a time and price that we deem reasonable or appropriate, more difficult.

The elimination of monetary liability against our directors and officers under the Company’s Articles of Incorporation and Nevada law, and the existence of indemnification rights to our directors, officers and employees, may result in substantial expenditures by the Company.

Article 6 of our Articles of Incorporation exculpates our directors and officers from certain monetary liabilities. Article 7 of our Articles of Incorporation provides that we shall indemnify all directors (and all persons serving at our request as a director or officer of another corporation) to the fullest extent permitted by Nevada law.

Further pursuant to Article 7, the expenses of the indemnified person incurred in defending a civil suit or proceeding must be paid by us as incurred and in advance of the final disposition of the action, suit, or proceeding under receipt of an undertaking by or on behalf of the indemnified person to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

The foregoing indemnification obligations could result in us incurring substantial expenditures, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties even though such actions, if successful, might otherwise benefit us and our stockholders.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and related rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public entity, these rules and regulations increase compliance costs and make certain activities more time consuming and costly. As a public entity, these rules and regulations also make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve as directors or as executive officers.

We do not plan to pay any cash or stock dividends in the foreseeable future.

The payment of dividends upon our capital stock is solely within the discretion of our future board of directors and is dependent upon our financial condition, results of operations, capital requirements, restrictions contained in our future financing instruments and any other factors our board of directors may deem relevant. We have never declared or paid any cash or stock dividends on our capital stock and we currently anticipate that we will retain earnings, if any, to finance the development and expansion of our business and, as such, do not intend on paying any cash or stock dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus contains not only statements that are historical facts, but also statements that are forward-looking. Forward-looking statements are, by their very nature, uncertain and risky. Forward-looking statements can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “should,” “anticipates,” “expects,” “could,” “plans,” or comparable terminology. These risks and uncertainties include the following:

•international, national and local general economic and market conditions;

•our ability to successfully introduce our products to market;

•our ability to sustain, manage, or forecast growth;

•our ability to successfully make acquisitions of new technologies; new product development and introduction;

•existing government regulations and changes in, or the failure to comply with, government regulations;

•adverse publicity;

•competition; the failure to secure and maintain significant customers or suppliers;

•fluctuations and difficulty in forecasting operating results;

•changes in business strategy or development plans;

•results of testing and clinical trials of our products; business disruptions;

•the ability to attract and retain qualified personnel;

•the ability to protect technology; and

•other risks that might be detailed from time to time.

Although the forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this prospectus as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock is quoted on the OTCQB under the symbol “TSOI.” The table below sets forth for the periods indicated the quarterly high and low bid prices as reported by OTC Markets. Limited trading volume has occurred during these periods. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	Quarter	High	Low
FISCAL YEAR ENDING DECEMBER 31, 2019	First	$0.0048	$0.0039
	Second	$0.0016	$0.001
	Third	$0.0018	$0.0015
	Fourth	$0.0037	$0.0028

	Quarter	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2018	First	$0.008	$0.0053
	Second	$0.025	$0.0073
	Third	$0.011	$0.009
	Fourth	$0.0059	$0.0043

Our common stock is considered to be penny stock under rules promulgated by the Securities and Exchange Commission (the “SEC”). Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers’ duties, customers’ rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer. With these restrictions, the likely effect of designation as a penny stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

We have granted registration rights only to the selling stockholders herein. We have not proposed to publicly offer any shares of our common stock in a primary offering.

Availability of Rule 144

Rule 144 is not available for the resale of securities issued by companies that are, or previously were, shell companies, such as our company. Paragraph (i) of Rule 144 prohibits the use of the rule for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company, except where the following conditions are met:

•12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•at the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

Holders

As of the close of business on January 06, 2020, we had approximately 180 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. We have appointed New Horizon Transfer 215-515 West Pender Street, Vancouver, BC V6B 6H5, 604-876-5526, to act as transfer agent for the common stock.

Dividends

We have not declared or paid any cash dividends on our common stock during the two fiscal years ended December 31, 2018 and December 31, 2019, or in any subsequent period. We do not anticipate or contemplate paying dividends on our common stock. The only restrictions that limit the ability to pay dividends on common equity, or that are likely to do so in the future, are those restrictions imposed by law.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth as of the most recent fiscal year ended December 31, 2019, certain information with respect to compensation plans (including individual compensation arrangements) under which our common stock is authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) and (b))
Equity compensation plans approved by security holders:	0	0	0
Equity compensation plans not approved by security holders:	0	0	0
Total:	0	0	0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis contain forward-looking statements within the meaning of the federal securities laws. The safe harbor provided in section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 (“statutory safe harbors”) shall apply to forward-looking information provided pursuant to the statements made in this filing by the Company. We urge you to carefully review our description and examples of forward-looking statements included in the section entitled “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this report. Forward-looking statements speak only as of the date of this report and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this report. Actual events or results may differ materially from such statements. In evaluating such statements, we urge you to specifically consider various factors identified in this report, any of which could cause actual results to differ materially from those indicated by such forward-looking statements. The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes, as well as the Financial Statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Form 10-Q for quarter ending September 30, 2019, each attached hereto as Exhibits 13.1 and 13.2, respectively, and the risk factors discussed therein.

General

Our principal executive office is located at 4093 Oceanside Blvd., Suite B, Oceanside, California 92056, our telephone number is (760) 295-7208 and our website is www.therapeuticsolutionsint.com. The reference to our website does not constitute incorporation by reference of the information contained on our website.

We file our quarterly and annual reports with the Securities and Exchange Commission (SEC), which the public may view and copy at the SEC’s Public Reference Room at 100 F Street, N.E. Washington D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1–800–SEC–0330. The SEC also maintains an Internet site, the address of which is www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers which file electronically with the SEC. The periodic and current reports that we file with the SEC can also be obtained from us free of charge by directing a request to Therapeutic Solutions International, Inc., 4093 Oceanside Blvd, Suite B, Oceanside, California 92056, Attn: Corporate Secretary.

DESCRIPTION OF BUSINESS

CURRENT BUSINESS DESCRIPTION

Currently the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system.

Activating one’s immune system is now an accepted method to treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

TSI is developing a range of immune-modulatory agents to target certain cancers, improve maternal and fetal health, fight periodontal disease, and for daily health.

Nutraceutical Division – TSI has been producing high quality nutraceuticals. Its current flagship product, NanoStilbene™ PKE, is prepared by low-energy emulsification which allows for better solubility, stability, and the release performance of pterostilbene nanoparticles. The pterostilbene placed in a nanoemulsion droplet is free from air, light, and hard environment; therefore, as a delivery system, nanoemulsion’s can improve the bioavailability of pterostilbene but also protect it from oxidation and hydrolysis, while it possesses an ability of sustained release at the same time.

Cellular Division – TSI recently obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI).

The stem cell licensed, termed “JadiCell” is unique in that it possesses features of mesenchymal stem cells, however, outperforms these cells in terms of a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe. TSOI has previously filed several patents in the area of CTE based on modulating the brain microenvironment to enhance receptivity of regenerative cells such as stem cells.

Nutraceutical Division (TSOI)

ProJuvenol® is a patented, (US No.: 9,682,047) and powerful synergistic blend of complex anti-aging ingredients in capsules.

NanoStilbene is an easily absorbed nanoemulsion of nanoparticle pterostilbene derived from the ‘047 patent.

DermalStilbene is a topical form of pterostilbene delivered via spray application onto skin, derived from the ‘047 patent.

IsoStilbene an injectable formulation of pterostilbene is available by prescription only, derived from the ‘047 patent.

NeuroStilbene is an intranasal form of pterostilbene delivered via spray application inside the nostril, derived from the ‘047 patent.

NanoPlus is a blend of NanoStilbene and Nano Cannabidiol which are an easily absorbed Nanoparticles formulation of Pterostilbene and Cannabidiol.

Nano Cannabidiol is an easily absorbed Nanoparticle formulation of Cannabidiol Isolate in the range of 75-90 nanometers. This product is built on the same nano platform as NanoStilbene and is delivered at a concentration of 200mg per milliliter.

NanoPSA is a blend of NanoStilbene™ and Broccoli Sprout Extract (BSE) providing 74mg of BSE and 125mg of our patented NanoStilbene, a proprietary formulation of nanoparticle pterostilbene.

Nutraceutical Patents:

TSOI filed a patent in July 2015 covering the use of its ProJuvenol® product, as well as various pterostilbene compositions, for use in augmenting efficacy of existing immuno-oncology drugs that are currently on the market. The patent is based on the ability of pterostilbene, one of the major ingredients of ProJuvenol®, to reduce oxidative stress produced by cancer cells, which in turn protects the immune system from cancer mediated immune suppression. That patent, U.S. No.: 9,682,047 was granted on 6-20-2017.

In addition, on April 28, 2016 the Company filed a patent application covering the use of ProJuvenol© and its active ingredient pterostilbene for augmentation of stem cell activity. Diseases such as diabetes, cardiovascular disease, and neurodegenerative diseases are characterized by deficient stem cell activity. The patent covers the stimulation of stem cells that already exist in the patient’s body, as well as stem cells that are administered therapeutically.

Studies have shown that patients who have higher levels of endogenous stem cell activity have reduced cardiovascular disease risk and undergo accelerated neurological recovery after stroke as compared to patients with lower numbers of such stem cells.

On October 16, 2017 the Company filed a patent application titled "Synergistic Inhibition of Glioma Using Pterostilbene and Analogues Thereof" which was developed to utilize the ability of the immune system to augment the possibility of increasing overall survival of glioma patients after treatment with conventional therapies. Our data suggests that when pterostilbene is combined with brain cancer therapeutics such as Gefitinib, Sertraline, or Temozolomide, the prognosis is vastly improved.

On August 13, 2018 the Company filed a patent application titled “Enhancement of Ozone Therapy using Pterostilbene” showing pterostilbene potently augments killing of breast cancer, prostate cancer, and ovarian cancer cells by ozone therapy. The data obtained is an extension of ongoing work at the Company seeking to identify means of enhancing the effects of pterostilbene administration for treatment of a variety of cancers, as well as enhancing the efficacy of existing cancer therapies.

On September 17, 2018 the Company filed a patent application titled “Pterostilbene and Compositions Thereof for Prevention and Treatment of Chronic Traumatic Encephalopathy” with new data demonstrating the ability of its NeuroStilbene intranasal formulation of pterostilbene to successfully prevent the development of brain injury in an animal model of Chronic Traumatic Encephalopathy aka CTE.

On September 25, 2018 the company filed a patent application titled “Pterostilbene and Formulations Thereof for Treatment of Pathological Immune Activation” covering novel clinical data using its NanoStilbene™ formulation to reduce inflammatory cytokine production in cancer patients.

On September 9, 2019 the Company filed a patent application titled “Pterostilbene and Formulations Thereof for Protection of Hematopoiesis from Chemotherapy and Radiation” covering the ability of NanoStilbene™ and its active ingredient, pterostilbene, at accelerating recovery of blood cells after treatment with chemotherapy.

On November 4, 2019 the Company filed a patent application titled "Cellular, Organ, and Whole-Body Rejuvenation Utilizing Cord Blood Plasma and Pterostilbene" suggesting that pterostilbene, the active ingredient in its commercially available NanoStilbene™ product, augments the ability of cord blood plasma to suppress biological properties associated with aging.

On May 15, 2018 TSI announced Institutional Review Board (IRB) clearance to initiate a pilot pharmacokinetic trial of “NanoStilbene.” Then on July 02, 2018 the Company announced receiving pilot clinical data providing proof of concept that NanoStilbene more effectively increases blood levels of the molecule as compared to conventional formulations. The clinical trial involved the administration of NanoStilbene in comparison to powder in capsule form pterostilbene with healthy volunteers, whom underwent a series of blood draws to determine the concentration of the compound.

NanoStilbene Administration Results in Superior Pharmacokinetic Profile
Compared to Pterostilbene Administration

Blood was collected in EDTA tubes and plasma collected subsequent to centrifugation at 700g for 10 minutes. Collection time points were prior to administration of test compound, as well as at times 2hr, 4hr, 6hr, 8hr, 10hr, and 12 hrs. Test compounds were 10 ml of NanoStilbene (provided by Therapeutic Solutions International) and 6 capsules of 50 mg pterostilbene (VitaMonk). A wash out period of 3 days was allowed between two test compound administration.

Results

The results were that at peak concentration NanoStilbene (Square) had a 55% increase in serum levels over the traditional powder (Triangle) form of pterostilbene. The data also shows the half-life to be double to that of the powder form.

The data in Granted U.S. Patent No.: 9,682,047 strongly suggest that pterostilbene administration may be an inexpensive and safe method of augmenting efficacy of numerous immunotherapeutic drugs. Although cancer immunotherapy has revolutionized the prognosis of many patients, the majority of patients still possess poor or suboptimal responses to this approach.

Clinical Trial of NanoStilbene for Immune Derepression in Advanced Cancer

12 patients with advanced cancer

ECOG >2

300mg NanoStilbene Oral daily (300mg PTER)

Assessments pre and 1, 2, and 3 weeks after treatment

Inflammatory Markers Decrease

•TNF, IL-6, CRP

Immune Markers Increased

•IFN gamma from stimulated PBMC

•NK Cytolysis activity

Pterostilbene, being a methyl ether of resveratrol, is known to possess anti-inflammatory and anticancer activity in various model systems. It is known that in advanced cancer, excess inflammatory signaling may be associated with reduction in CD3 zeta chain signaling and inhibited function of natural killer (NK) cells.

Given the importance of NK cells in the activity of various Immunotherapeutics, we sought to determine whether administration of a nanoparticle formulation of pterostilbene may reverse cancer associated suppression of NK activity. An initial study in heathy volunteers was performed to elucidate amount of NanoStilbene needed to be administered to achieve sufficient plasma concentration for induction of anti-inflammatory activity.

Subsequent to this, the selected NanoStilbene dose was administered to twelve patients with advanced solid cancers for 3 weeks. Daily treatment with 300mg of NanoStilbene caused reduction in serum levels of inflammatory markers TNF-alpha, IL-6, and CRP. Assessment of peripheral blood mononuclear cell ability to generate IFN-gamma subsequent to stimulation with anti-CD3 and anti-CD28 was increased.

Additionally, NK cytotoxicity was augmented. These results suggest that NanoStilbene may be a useful adjuvant to immunotherapy of cancer rescuing T cell and NK cell activities.

Augmentation of NK cell function may stimulate efficacy of approved therapies that depend on an active NK compartment such as Herceptin, Rituximab, and Cetuximab.

These results suggest that NanoStilbene may be a useful adjuvant to immunotherapy of cancer rescuing T cell and NK cell activities. Augmentation of NK cell function may stimulate efficacy of approved therapies that depend on an active NK compartment such as Herceptin, Rituximab, and Cetuximab.

*The data provided here is partial and does not contain all materials submitted for publication and is preliminary until peer review is complete. These statements have not been evaluated by the Food and Drug Administration. These products are not intended to diagnose, treat, cure, or prevent any disease.

Immune-Oncology – Right To Try

In May of 2018 President Donald J. Trump signed into the law, the Right To Try bill. In 2015/2016 TSI began and completed a 10 patient clinical trial of advanced cancer patients in Mexico at the Pan Am Cancer Treatment Center located in Tijuana Mexico using our dendritic cell vaccine code named StemVacs. TSI has since generated GCP documentation for the previously treated 10 patients into a Phase I trial, which will be presented to the FDA by TSI as part of an Ex-US trial compliant with 21 CFR 312.120 Foreign clinical studies not conducted under an IND. This is a required step to conform to the new Right To Try law.

StemVacs is an immunotherapy platform that consists of 5 components. The overarching approach to the StemVacs Immunotherapy Platform is as follows:

1. Treat innate immune suppression: Administration of oral apigenin/NanoStilbene (Cancer DeTox Product) to decrease immune suppressive toxic molecules made by tumor and tumor microenvironment.

2. Treat adaptive immune suppression: Administration of MemoryMune to activate dormant memory cells recognizing the tumor. Administration of LymphoBoost to repair deficient IL-12 production.

3. Stimulation of immune response to cancer stem cells (StemVacs).

4. Consolidation and maintenance of immunity: Cycles of StemVacs, supported by innaMune and LymphoBoost

StemVacs: StemVacs is a subcutaneously administered vaccine comprised of immune stimulatory peptides resembling cancer stem cell specific proteins.

Cancer Metabolic DeTox: This is an orally administered agent that is derived from various herbs termed apigenin. The unique property of apigenin is that it inhibits a cancer associated metabolic pathway that degrades the amino acid tryptophan. Specifically, apigenin inhibits the enzyme indolamine 2,3 deoxygenase (IDO), which is responsible for breaking down tryptophan in the vicinity of the tumor and generating by-products such as kynurenine. It is known that immune activation is dependent on tryptophan being present in the tumor environment. The depletion of tryptophan and generation of kynurenine by tumor cells and tumor associated cells is a major cause of immune suppression in cancer. By administering Cancer Metabolic DeTox, the innate arm of the immune system has a chance to regenerate. This positions the patient for better outcome after administration of specific immune stimulating vaccines.

MemoryMune: This is a product derived from a two-step culture process of donor blood cells. The product MemoryMune reawakens dormant immune memory cells. It is known that many cancer patients possess memory T cells that enter the tumor, however, once inside the tumor these cells are inactivated. MemoryMune contains a unique combination of growth factors specific for immune system cells called “cytokines”.

LymphoBoost: LymphoBoost is a proprietary formulation of Misoprostol, a drug approved for another indication, which we have shown to be capable of stimulating lymphocytes, particularly NK cells and T cells, both critical in maintaining anti-tumor immunity.

innaMune: This is a biological product derived from tissue culture of blood cells derived from healthy donors. It is a combination of cytokines that maintain activity of innate immune system cells, as well as having ability to shift M2 macrophages to M1.

Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI) – Right To Try

On December 10, 2018 Therapeutic Solutions International, Inc., announced the signing of an agreement between TSOI and Jadi Cell LLC for licensing of the Jadi Cell universal donor adult stem cell, as covered in US Patent No.: 9,803,176 B2 for use in Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI).

The Jadi Cell product, which belongs to the mesenchymal stem cell (MSC) family of cells, is a unique adult stem cell, which produces higher levels of therapeutic factors compared to other stem cells. The cells have demonstrated safety in animal models and pilot human trials. The Jadi Cell product is generated from umbilical cords, which are a source of medical waste and available in large quantities at inexpensive prices.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe.

Traumatic brain injury (TBI) is an insult to the brain, not of a degenerative or congenital nature, but caused by external physical force that may produce a diminished or altered state of consciousness, which results in an impairment of cognitive abilities or physical functioning.

CTE represents a significant unmet medical need which we believe is amenable to stem cell intervention. We are eager to accelerate treatments and potential cures for debilitating conditions such as CTE and traumatic brain injury and plan to leverage New regulatory pathways such as the recently approved “Right to Try” Law to deliver these medicines as soon as possible to patients which currently have no other options.

The Jadi Cell product because of its advanced stage of development in contrast to other stem cell types, which require years, if not decades of development before entry into American patients, will allow us we believe to be treating patients within 12 months. Currently means of isolating, producing, scaling up, and delivery of the cells has all been worked out by Jadi Cell and Collaborators.

GOVERNMENT REGULATION

The Company’s business is subject to varying degrees of regulation by a number of government authorities in the United States, including the United States Food and Drug Administration (FDA), the Federal Trade Commission (FTC), and the Consumer Product Safety Commission. The Company will be subject to additional agencies and regulations if it enters the manufacturing business. Various agencies of the state and localities in which we operate and in which our products are sold also regulate our business, such as the California Department of Health Services, Food and Drug Branch. The areas of our business that these and other authorities regulate include, among others:

•product claims and advertising;

•product labels;

•product ingredients; and

•how we package, distribute, import, export, sell and store our products.

The FDA, in particular, regulates the formulation, manufacturing, packaging, storage, labeling, promotion, distribution and sale of vitamins and other nutritional supplements in the United States, while the FTC regulates marketing and advertising claims. The FDA issued a final rule called “Statements Made for Dietary Supplements Concerning the Effect of the Product on the Structure or Function of the Body,” which includes regulations requiring companies, their suppliers and manufacturers to meet Good Manufacturing Practices in the preparation, packaging, storage and shipment of their products. Management is committed to meeting or exceeding the standards set by the FDA.

The FDA has also issued regulations governing the labeling and marketing of dietary and nutritional supplement products. They include:

•the identification of dietary or nutritional supplements and their nutrition and ingredient labeling;

•requirements related to the wording used for claims about nutrients, health claims, and statements of nutritional support;

•labeling requirements for dietary or nutritional supplements for which “high potency” and “antioxidant” claims are made;

•notification procedures for statements on dietary and nutritional supplements; and

•pre-market notification procedures for new dietary ingredients in nutritional supplements.

The Dietary Supplement Health and Education Act of 1994 (DSHEA) revised the existing provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements and defined dietary supplements to include vitamins, minerals, herbs, amino acids and other dietary substances used to supplement diets. DSHEA generally provides a regulatory framework to help ensure safe, quality dietary supplements and the dissemination of accurate information about such products. The FDA is generally prohibited from regulating active ingredients in dietary supplements as drugs unless product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, trigger drug status.

The Company is also subject to a variety of other regulations in the United States, including those relating to taxes, labor and employment, import and export, and intellectual property.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our audited and unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these audited and unaudited condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that re not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

The Company adopted the new accounting pronouncement ASC 842, Leases for the nine months ended September 30, 2019.

Recent Accounting Pronouncements

Recent accounting pronouncements are disclosed in Note 2 to the accompanying unaudited condensed consolidated financial statements included in Item 1 of the Quarterly Report on form 10-Q attached as Exhibit 13.2.

Results of Operations

You should read the following discussion of our financial condition and results of operations together with the audited and unaudited financial statements and the notes to the audited and unaudited financial statements included. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Currently the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system.

Activating one’s immune system is now an accepted method to cure certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

Nutraceutical Division – TSI has been producing high quality nutraceuticals. Its flagship product, ProJuvenol®, is a proprietary mixture containing pterostilbene – one of the most potent antioxidants known. TSI filed a patent application for ProJuvenol® on 07- 08-2015 titled: “Augmentation of Oncology Immunotherapies by Pterostilbene Containing Compositions”.

Cellular Division – TSI recently obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI).

For the three months and nine months ended September 30, 2019 and 2018

Prepaid expenses and other current assets decreased $72,107, from $181,778 to $109,671 for the nine months ended September 30, 2018 and 2019 respectively. This decrease was mainly due to a decrease in consulting agreements and scientific board member agreements that were entered into during the nine months ended September 30, 2019. These agreements are capitalized over the number of months of their respective agreements.

We had a net loss of $446,236 for the three months ended September 30, 2019, compared to a net loss of $167,774 for the three months ended September 30, 2018, a decrease of $278,462. This decrease was mainly due to increases in interest expenses and changes in derivative liabilities. We had a net loss of $1,049,402 for the nine months ended September 30, 2019, compared to a net loss of $1,058,465 for the nine months ended September 30, 2018, a decrease of $9,063. This decrease was mainly due to decreases in interest expense and changes in fair value of derivatives liabilities.

Net sales increased $7,977, from $3,301 to $11,278, for the three months ended September 30, 2018 and September 30, 2019, respectively. Net sales increased $17,753, from $4,920 to $22,673, for the nine months ended September 30, 2018 and September 30, 2019, respectively.

Cost of goods sold increased $718, from $560 to $1,278, for the three months ended September 30, 2018 and September 30, 2019, respectively. Cost of goods sold increased $1,690 from $769 to $2,459, for the nine months ended September 30, 2018 and September 30, 2019, respectively. These increases were mainly increases in net sales for products in 2019 and 2018.

Operating expenses for the three month periods ended September 30, 2019 and 2018 were $209,627 and $259,336, an decrease of $49,710. This decrease was mainly due to decreases in salaries, wages and related expenses, consulting fees and research and development. Operating expenses for the nine month periods ended September 30, 2019 and 2018 were $846,663 and $693,863, an increase of $152,800. This increase was mainly due to increases in consulting fees and stock compensation, research and development, coupled with a decrease in legal and professional fees and research and development costs.

General and administrative expenses decreased $3,039, from $21,308 to $18,269 for the three months ended September 30, 2018 and 2019, respectively. This decrease was mainly due to decreased marketing expenses in the comparable quarters in 2019 vs 2018, respectively. This decrease was mainly due decreased marketing expense in the comparable quarters in 2018 compared to 2019.

Salaries, wages and related expenses decreased $4,576, from $110,114 to $105,539 for the three months ended September 30, 2018 and 2019, respectively. This decrease was mainly due to a decrease in wage related expenses for the three months ended September 30, 2019. Salaries, wages and related costs increased $1,164, from $309,763 to $310,927 for the nine months ended September 30, 2018 and 2019, respectively. This decrease was mainly due to a decrease in wage related expenses.

Stock compensation from $0 to $0, for the three months ended September 30, 2018 and 2019, respectively. Stock compensation increased $225,000 from $0 to $225,000 for the nine months ended September 30, 2018 and 2019, respectively. This was mainly due an issuance to Restricted Stock Awards to two officers and one director for the nine months ended September 30, 2019.

Consulting fees decreased $16,711 from $51,346 to $34,635 for the three months ended September 30, 2018 and 2019, respectively, due to a decrease in overall consulting services. Consulting fees increased $51,067 from $67,919 to $118,986 for the nine months ended September 30, 2018 and 2019, respectively, due to an increase in overall consulting services.

Legal and professional fees decreased $16,300, from $42,672 to $26,732 for the three months ended September 30, 2019 and 2018, respectively, due to a decrease in independent public accounting fees and legal expense. Legal and professional fees decreased $46,046, from $170,899 to $108,816 for the nine months ended September 30, 2018 and September 30, 2018, respectively, due to a decrease in independent public accounting fees and legal expense.

Loss on derivatives liability decreased approximately $107,825, from $139,221 to $31,396, for the three months ended September 30, 2018 and 2019, respectively. This increase was mainly due to derivative liability decreases from certain convertible notes for the three months ended September 30, 2018 and 2019, respectively. Loss on derivatives liability increased $2,220, from $260,676 to $258,456 for the nine months ended September 30, 2018 and September 30, 2019, respectively. This increase was due to a derivative liability loss from certain convertible notes at September 30, 2019 compared to September 30, 2018.

Change in fair derivatives liabilities expense decreased approximately $422,179 from $299,478 to $117,615 for the three months ended September 30, 2018 and September 30, 2019, respectively. This decrease was due to a derivative liability expense from certain convertible notes in 2019 compared to 2018. Change in fair value of increased $270,924, from $52,352 to $323,276 for the nine months ended September 30, 2018 and September 30, 2019, respectively. This increase was due to a derivative liability revaluation change from all outstanding convertible notes for the nine months ended September 30, 2019 compared to September 30, 2018.

Net interest expense increased $26,192 from $71,406 to $97,598 for the three months ended September 30, 2018 and September 30, 2019, respectively. This increase was mainly due to increased debt balances. Net interest expense increased $127,344 from $160,429 to $287,773 for the nine months ended September 30, 2018 and September 30, 2019, respectively. This increase was mainly due to increased debt balances.

Liquidity and Capital Resources

We have experienced recurring losses over the past years which have resulted in accumulated deficits of approximately $8.2 million and a working capital deficit of approximately $1.6 million at September 30, 2019. These conditions raise significant doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon its ability to secure additional financing, increase sales of its products and attain profitable operations. It is the intent of management to continue to raise additional capital. However, there can be no assurance that the Company will be able to secure such additional funds or obtain such on terms satisfactory to the Company, if at all.

There is no guarantee we will receive the required financing to complete our business strategies, and it is uncertain whether future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.

Off Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On January 3, 2019, the Board of Directors engaged Fruci & Associates II, PLLC (“Fruci”), as the Company's independent registered public accounting firm for the year ending December 31, 2018. The Company filed a Form 8-K on January 7, 2019 in regard to this change.

BUSINESS DESCRIPTION

Background

Therapeutic Solutions International, Inc. (“TSI” or the “Company”) was organized August 6, 2007 under the name Friendly Auto Dealers, Inc., under the laws of the State of Nevada. In the first quarter of 2011 the Company changed its name from Friendly Auto Dealers, Inc. to Therapeutic Solutions International, Inc., and acquired Splint Decisions, Inc., a California corporation.

Currently the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system.

Activating one’s immune system is now an accepted method to treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

TSI is developing a range of immune-modulatory agents to target certain cancers, improve maternal and fetal health, fight periodontal disease, and for daily health.

Nutraceutical Division – TSI has been producing high quality nutraceuticals. Its current flagship product, NanoStilbene™ PKE, is prepared by low-energy emulsification which allows for better solubility, stability, and the release performance of pterostilbene nanoparticles. The pterostilbene placed in a nanoemulsion droplet is free from air, light, and hard environment; therefore, as a delivery system, nanoemulsion’s can improve the bioavailability of pterostilbene but also protect it from oxidation and hydrolysis, while it possesses an ability of sustained release at the same time.

Cellular Division – TSI recently obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI).

The stem cell licensed, termed “JadiCell” is unique in that it possesses features of mesenchymal stem cells, however, outperforms these cells in terms of a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe. TSOI has previously filed several patents in the area of CTE based on modulating the brain microenvironment to enhance receptivity of regenerative cells such as stem cells.

Nutraceutical Division (TSOI)

ProJuvenol® is a patented, (US No.: 9,682,047) and powerful synergistic blend of complex anti-aging ingredients in capsules.

NanoStilbene is an easily absorbed nanoemulsion of nanoparticle pterostilbene derived from the ‘047 patent.

DermalStilbene is a topical form of pterostilbene delivered via spray application onto skin, derived from the ‘047 patent.

IsoStilbene an injectable formulation of pterostilbene is available by prescription only, derived from the ‘047 patent.

NeuroStilbene is an intranasal form of pterostilbene delivered via spray application inside the nostril, derived from the ‘047 patent.

NanoPlus is a blend of NanoStilbene and Nano Cannabidiol which are an easily absorbed Nanoparticles formulation of Pterostilbene and Cannabidiol.

Nano Cannabidiol is an easily absorbed Nanoparticle formulation of Cannabidiol Isolate in the range of 75-90 nanometers. This product is built on the same nano platform as NanoStilbene and is delivered at a concentration of 200mg per milliliter.

NanoPSA is a blend of NanoStilbene™ and Broccoli Sprout Extract (BSE) providing 74mg of BSE and 125mg of our patented NanoStilbene, a proprietary formulation of nanoparticle pterostilbene.

Nutraceutical Patents:

TSOI filed a patent in July 2015 covering the use of its ProJuvenol® product, as well as various pterostilbene compositions, for use in augmenting efficacy of existing immuno-oncology drugs that are currently on the market. The patent is based on the ability of pterostilbene, one of the major ingredients of ProJuvenol®, to reduce oxidative stress produced by cancer cells, which in turn protects the immune system from cancer mediated immune suppression. That patent, U.S. No.: 9,682,047 was granted on 6-20-2017.

In addition, on April 28, 2016 the Company filed a patent application covering the use of ProJuvenol© and its active ingredient pterostilbene for augmentation of stem cell activity. Diseases such as diabetes, cardiovascular disease, and neurodegenerative diseases are characterized by deficient stem cell activity. The patent covers the stimulation of stem cells that already exist in the patient’s body, as well as stem cells that are administered therapeutically.

Studies have shown that patients who have higher levels of endogenous stem cell activity have reduced cardiovascular disease risk and undergo accelerated neurological recovery after stroke as compared to patients with lower numbers of such stem cells.

On October 16, 2017 the Company filed a patent application titled "Synergistic Inhibition of Glioma Using Pterostilbene and Analogues Thereof" which was developed to utilize the ability of the immune system to augment the possibility of increasing overall survival of glioma patients after treatment with conventional therapies. Our data suggests that when pterostilbene is combined with brain cancer therapeutics such as Gefitinib, Sertraline, or Temozolomide, the prognosis is vastly improved.

On August 13, 2018 the Company filed a patent application titled “Enhancement of Ozone Therapy using Pterostilbene” showing pterostilbene potently augments killing of breast cancer, prostate cancer, and ovarian cancer cells by ozone therapy. The data obtained is an extension of ongoing work at the Company seeking to identify means of enhancing the effects of pterostilbene administration for treatment of a variety of cancers, as well as enhancing the efficacy of existing cancer therapies.

On September 17, 2018 the Company filed a patent application titled “Pterostilbene and Compositions Thereof for Prevention and Treatment of Chronic Traumatic Encephalopathy” with new data demonstrating the ability of its NeuroStilbene intranasal formulation of pterostilbene to successfully prevent the development of brain injury in an animal model of Chronic Traumatic Encephalopathy aka CTE.

On September 25, 2018 the company filed a patent application titled “Pterostilbene and Formulations Thereof for Treatment of Pathological Immune Activation” covering novel clinical data using its NanoStilbene™ formulation to reduce inflammatory cytokine production in cancer patients.

On September 9, 2019 the Company filed a patent application titled “Pterostilbene and Formulations Thereof for Protection of Hematopoiesis from Chemotherapy and Radiation” covering the ability of NanoStilbene™ and its active ingredient, pterostilbene, at accelerating recovery of blood cells after treatment with chemotherapy.

On November 4, 2019 the Company filed a patent application titled "Cellular, Organ, and Whole-Body Rejuvenation Utilizing Cord Blood Plasma and Pterostilbene" suggesting that pterostilbene, the active ingredient in its commercially available NanoStilbene™ product, augments the ability of cord blood plasma to suppress biological properties associated with aging.

On May 15, 2018 TSI announced Institutional Review Board (IRB) clearance to initiate a pilot pharmacokinetic trial of “NanoStilbene.” Then on July 02, 2018 the Company announced receiving pilot clinical data providing proof of concept that NanoStilbene more effectively increases blood levels of the molecule as compared to conventional formulations. The clinical trial involved the administration of NanoStilbene in comparison to powder in capsule form pterostilbene with healthy volunteers, whom underwent a series of blood draws to determine the concentration of the compound.

NanoStilbene Administration Results in Superior Pharmacokinetic Profile

Compared to Pterostilbene Administration

Blood was collected in EDTA tubes and plasma collected subsequent to centrifugation at 700g for 10 minutes. Collection time points were prior to administration of test compound, as well as at times 2hr, 4hr, 6hr, 8hr, 10hr, and 12 hrs. Test compounds were 10 ml of NanoStilbene (provided by Therapeutic Solutions International) and 6 capsules of 50 mg pterostilbene (VitaMonk). A wash out period of 3 days was allowed between two test compound administration.

Results

The results were that at peak concentration NanoStilbene (Square) had a 55% increase in serum levels over the traditional powder (Triangle) form of pterostilbene. The data also shows the half-life to be double to that of the powder form.

The data in Granted U.S. Patent No.: 9,682,047 strongly suggest that pterostilbene administration may be an inexpensive and safe method of augmenting efficacy of numerous immunotherapeutic drugs. Although cancer immunotherapy has revolutionized the prognosis of many patients, the majority of patients still possess poor or suboptimal responses to this approach.

Clinical Trial of NanoStilbene for Immune Derepression in Advanced Cancer

12 patients with advanced cancer

ECOG >2

300mg NanoStilbene Oral daily (300mg PTER)

Assessments pre and 1, 2, and 3 weeks after treatment

Inflammatory Markers Decrease

•TNF, IL-6, CRP

Immune Markers Increased

•IFN gamma from stimulated PBMC

•NK Cytolysis activity

Pterostilbene, being a methyl ether of resveratrol, is known to possess anti-inflammatory and anticancer activity in various model systems. It is known that in advanced cancer, excess inflammatory signaling may be associated with reduction in CD3 zeta chain signaling and inhibited function of natural killer (NK) cells.

Given the importance of NK cells in the activity of various Immunotherapeutics, we sought to determine whether administration of a nanoparticle formulation of pterostilbene may reverse cancer associated suppression of NK activity. An initial study in heathy volunteers was performed to elucidate amount of NanoStilbene needed to be administered to achieve sufficient plasma concentration for induction of anti-inflammatory activity.

Subsequent to this, the selected NanoStilbene dose was administered to twelve patients with advanced solid cancers for 3 weeks. Daily treatment with 300mg of NanoStilbene caused reduction in serum levels of inflammatory markers TNF-alpha, IL-6, and CRP. Assessment of peripheral blood mononuclear cell ability to generate IFN-gamma subsequent to stimulation with anti-CD3 and anti-CD28 was increased.

Additionally, NK cytotoxicity was augmented. These results suggest that NanoStilbene may be a useful adjuvant to immunotherapy of cancer rescuing T cell and NK cell activities.

Augmentation of NK cell function may stimulate efficacy of approved therapies that depend on an active NK compartment such as Herceptin, Rituximab, and Cetuximab.

These results suggest that NanoStilbene may be a useful adjuvant to immunotherapy of cancer rescuing T cell and NK cell activities. Augmentation of NK cell function may stimulate efficacy of approved therapies that depend on an active NK compartment such as Herceptin, Rituximab, and Cetuximab.

*The data provided here is partial and does not contain all materials submitted for publication and is preliminary until peer review is complete. These statements have not been evaluated by the Food and Drug Administration. These products are not intended to diagnose, treat, cure, or prevent any disease.

Immune-Oncology – Right To Try

In May of 2018 President Donald J. Trump signed into the law, the Right To Try bill. In 2015/2016 TSI began and completed a 10 patient clinical trial of advanced cancer patients in Mexico at the Pan Am Cancer Treatment Center located in Tijuana Mexico using our dendritic cell vaccine code named StemVacs. TSI has since generated GCP documentation for the previously treated 10 patients into a Phase I trial, which will be presented to the FDA by TSI as part of an Ex-US trial compliant with 21 CFR 312.120 Foreign clinical studies not conducted under an IND. This is a required step to conform to the new Right To Try law.

StemVacs is an immunotherapy platform that consists of 5 components. The overarching approach to the StemVacs Immunotherapy Platform is as follows:

1. Treat innate immune suppression: Administration of oral apigenin/NanoStilbene (Cancer DeTox Product) to decrease immune suppressive toxic molecules made by tumor and tumor microenvironment.

2. Treat adaptive immune suppression: Administration of MemoryMune to activate dormant memory cells recognizing the tumor. Administration of LymphoBoost to repair deficient IL-12 production.

3. Stimulation of immune response to cancer stem cells (StemVacs).

4. Consolidation and maintenance of immunity: Cycles of StemVacs, supported by innaMune and LymphoBoost

StemVacs: StemVacs is a subcutaneously administered vaccine comprised of immune stimulatory peptides resembling cancer stem cell specific proteins.

Cancer Metabolic DeTox: This is an orally administered agent that is derived from various herbs termed apigenin. The unique property of apigenin is that it inhibits a cancer associated metabolic pathway that degrades the amino acid tryptophan. Specifically, apigenin inhibits the enzyme indolamine 2,3 deoxygenase (IDO), which is responsible for breaking down tryptophan in the vicinity of the tumor and generating by-products such as kynurenine. It is known that immune activation is dependent on tryptophan being present in the tumor environment. The depletion of tryptophan and generation of kynurenine by tumor cells and tumor associated cells is a major cause of immune suppression in cancer. By administering Cancer Metabolic DeTox, the innate arm of the immune system has a chance to regenerate. This positions the patient for better outcome after administration of specific immune stimulating vaccines.

MemoryMune: This is a product derived from a two-step culture process of donor blood cells. The product MemoryMune reawakens dormant immune memory cells. It is known that many cancer patients possess memory T cells that enter the tumor, however, once inside the tumor these cells are inactivated. MemoryMune contains a unique combination of growth factors specific for immune system cells called “cytokines”.

LymphoBoost: LymphoBoost is a proprietary formulation of Misoprostol, a drug approved for another indication, which we have shown to be capable of stimulating lymphocytes, particularly NK cells and T cells, both critical in maintaining anti-tumor immunity.

innaMune: This is a biological product derived from tissue culture of blood cells derived from healthy donors. It is a combination of cytokines that maintain activity of innate immune system cells, as well as having ability to shift M2 macrophages to M1.

Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI) – Right To Try

On December 10, 2018 Therapeutic Solutions International, Inc., announced the signing of an agreement between TSOI and Jadi Cell LLC for licensing of the Jadi Cell universal donor adult stem cell, as covered in US Patent No.: 9,803,176 B2 for use in Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI).

The Jadi Cell product, which belongs to the mesenchymal stem cell (MSC) family of cells, is a unique adult stem cell, which produces higher levels of therapeutic factors compared to other stem cells. The cells have demonstrated safety in animal models and pilot human trials. The Jadi Cell product is generated from umbilical cords, which are a source of medical waste and available in large quantities at inexpensive prices.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe.

Traumatic brain injury (TBI) is an insult to the brain, not of a degenerative or congenital nature, but caused by external physical force that may produce a diminished or altered state of consciousness, which results in an impairment of cognitive abilities or physical functioning.

CTE represents a significant unmet medical need which we believe is amenable to stem cell intervention. We are eager to accelerate treatments and potential cures for debilitating conditions such as CTE and traumatic brain injury and plan to leverage New regulatory pathways such as the recently approved “Right to Try” Law to deliver these medicines as soon as possible to patients which currently have no other options.

The Jadi Cell product because of its advanced stage of development in contrast to other stem cell types, which require years, if not decades of development before entry into American patients, will allow us we believe to be treating patients within 12 months. Currently means of isolating, producing, scaling up, and delivery of the cells has all been worked out by Jadi Cell and Collaborators.

Government Regulation

The Company’s business is subject to varying degrees of regulation by a number of government authorities in the United States, including the United States Food and Drug Administration (FDA), the Federal Trade Commission (FTC), and the Consumer Product Safety Commission. The Company will be subject to additional agencies and regulations if it enters the manufacturing business. Various agencies of the state and localities in which we operate and in which our products are sold also regulate our business, such as the California Department of Health Services, Food and Drug Branch. The areas of our business that these and other authorities regulate include, among others:

•product claims and advertising;

•product labels;

•product ingredients; and

•how we package, distribute, import, export, sell and store our products.

The FDA, in particular, regulates the formulation, manufacturing, packaging, storage, labeling, promotion, distribution and sale of vitamins and other nutritional supplements in the United States, while the FTC regulates marketing and advertising claims. The FDA issued a final rule called “Statements Made for Dietary Supplements Concerning the Effect of the Product on the Structure or Function of the Body,” which includes regulations requiring companies, their suppliers and manufacturers to meet Good Manufacturing Practices in the preparation, packaging, storage and shipment of their products. Management is committed to meeting or exceeding the standards set by the FDA.

The FDA has also issued regulations governing the labeling and marketing of dietary and nutritional supplement products. They include:

•the identification of dietary or nutritional supplements and their nutrition and ingredient labeling;

•requirements related to the wording used for claims about nutrients, health claims, and statements of nutritional support;

•labeling requirements for dietary or nutritional supplements for which “high potency” and “antioxidant” claims are made;

•notification procedures for statements on dietary and nutritional supplements; and pre-market notification procedures for new dietary ingredients in nutritional supplements.

The Dietary Supplement Health and Education Act of 1994 (DSHEA) revised the existing provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements and defined dietary supplements to include vitamins, minerals, herbs, amino acids and other dietary substances used to supplement diets. DSHEA generally provides a regulatory framework to help ensure safe, quality dietary supplements and the dissemination of accurate information about such products. The FDA is generally prohibited from regulating active ingredients in dietary supplements as drugs unless product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, trigger drug status.

The Company is also subject to a variety of other regulations in the United States, including those relating to taxes, labor and employment, import and export, and intellectual property.

Employees

We currently have two employees.

LEGAL PROCEEDINGS

During the past ten years there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of the persons nominated to become directors or executive officers upon closing of the Merger Agreement, and none of these persons has been involved in any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity, any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Current Management

The following table sets forth information concerning our directors and executive officers:

Name	Position	Age
Executive Officers:
Timothy G. Dixon	President and Chief Executive Officer	61
James Veltmeyer, MD	Chief Medical Officer	56
Feng Lin, MD, PhD	Chief Scientific Officer	51
Directors:
Thomas E. Ichim, PhD	Director	42

Directors are elected annually at the annual meeting of shareholders. Each director holds office until the next annual meeting of shareholders at which his or her term expires and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal pursuant to our bylaws. Officers are elected by our board of directors at the annual meeting of our board of directors held each year immediately following the annual meeting of the shareholders, and each officer holds office until the next annual meeting at which officers are to be elected and until his or her successor is elected and qualified, or until his or her earlier resignation or removal pursuant to our bylaws. Each of the above directors and officers has served in his or her office since the closing of the reverse merger on May 18, 2016.

Business Experience of Executive Officers and Directors

Timothy G. Dixon, CEO, President, and Chairman

Mr. Dixon currently serves as Chief Executive Officer, President, and Chairman of Therapeutic Solutions International, Inc. Mr. Dixon also serves as President and Chairman of SandBox Dental Labs, Inc. Mr. Dixon also served as President and Chairman of Emvolio, Inc. and previously served as the President of TMD Courses, Inc. from 2006 to 2012 and; as the President of Splint Decisions Inc. from 2010 to 2011.

Mr. Dixon has attended hundreds of hours of continuing medical/dental education throughout the years and has produced many educational DVD’s used by dental professionals worldwide on the subject of parafunctional control, migraine prevention, therapeutic Botox injections, migraine pathophysiology, dental sleep medicine, and other therapeutic protocols. Mr. Dixon also has extensive experience in dealing with corporate compliance matters with the U.S. Food and Drug Administration, (FDA) as well as many international regulatory bodies.

James Veltmeyer, MD – Chief Medical Officer

Dr. Veltmeyer is a board-certified family physician in La Mesa, California. A graduate of UC San Diego and the Ross University School of Medicine, he completed his residency through the UC San Francisco system where he became Chief of Family Medicine Residency, overseeing 36 doctors.

Dr. Veltmeyer, a member of the San Diego Critical Care Medical Group, has been elected for four years (2012, 2014, 2016, and 2017) by his colleagues in the San Diego County Medical Society as a “Physician of Exceptional Excellence,” the most prestigious honor awarded to a “Top Doctor” in San Diego County. He is among a select group of San Diego physicians who was chosen four of the last fifteen years and he consistently ranks in the top 1% to 2% for patient satisfaction. He is currently the Chief of the Department of Family Medicine at Sharp Grossmont Hospital where he provides senior leadership to over 200 doctors.

Feng Lin, MD, Ph.D., – Chief Scientific Officer

Dr. Lin has a stellar track record of drug development in the area of immunology and immuno-oncology having worked with the public company Inovio Pharmaceuticals, where he developed technologies for gene delivery and therapeutic DNA vaccines against cancer and infectious diseases in both R&D and clinical settings. Subsequently, Dr. Lin served as Director of Chinese Operations for MediStem Inc, which was acquired by Intrexon in May 2014. It was the rapid clinical translation model developed by Dr. Lin at MediStem that resulted in the company’s accelerated FDA clearance to begin clinical trials, which resulted in the sale of the company.

Dr. Lin received his postdoctoral training at the Sanford-Burnham Medical Research Institute and his MD and Ph.D. at the Xiangya Medical School of Central South University, China. He has authored over 20 peer-reviewed scientific publications, including several in top journals such as Science, Cell, and Cancer Cell. He holds several patents.

Thomas E. Ichim, Ph.D., Director

Dr. Ichim was appointed to the Board of Directors on January 22, 2016. Dr. Ichim also served as Chief Executive Officer of Emvolio, Inc. Dr. Ichim is a seasoned biotechnology entrepreneur with a track record of scientific excellence. He has founded/co-founded several companies including Batu Biologics, Inc., Medvax Pharma Corp, ToleroTech, Inc, bioRASI, and OncoMune LLC. To date he has published 121 peer-reviewed articles and is co-editor of the textbooks “RNA Interference: From Bench to Clinical Translation” and “Immuno-Oncology Text Book.”

Dr. Ichim is an ad-hoc editor and sits on several editorial boards. Dr. Ichim is inventor on over 135 patents and patent applications. Dr. Ichim has extensive experience with stem cell therapy and cellular product development through FDA regulatory pathways. Dr. Ichim spent over 7 years as the President and Chief Scientific Officer of Medistem, developing and commercializing a novel stem cell, the Endometrial Regenerative Cell, through drug discovery, optimization, preclinical testing, IND filing, and up through Phase II clinical trials with the FDA. Dr. Ichim has extensive experience in product development, regulatory filings, and business development.

Dr. Ichim has a BSc in Biology from the University of Waterloo, Waterloo, Ontario, Canada, a MSc in Microbiology and Immunology a University of Western Ontario, London, Ontario, Canada and a Ph.D. in Immunology from the University of Sciences Arts and Technology, Olveston Monserrat.

Scientific Advisory Board

Santosh Kesari, MD, Ph.D.

Dr. Santosh Kesari is a board-certified neurologist and neuro-oncologist and is currently Chair, Department of Translational Neuro-Oncology and Neurotherapeutics, John Wayne Cancer Institute.

He is also Director of Neuro-Oncology, Providence Saint John’s Health Center and Member, Los Angeles Biomedical Research Institute. Dr. Kesari is ranked among the top 1% of neuro-oncologists and neurologists in the nation, according to Castle Connolly Medical Ltd and an internationally recognized scientist and clinician. He is a winner of an Innovation Award by the San Diego Business Journal. He is on the advisory board of American Brain Tumor Association, San Diego Brain Tumor Foundation, Chris Elliott Fund, Nicolas Conor Institute, Voices Against Brain Cancer, and Philippine Brain Tumor Alliance. He has been the author of over 250 scientific publications, reviews, or books. He is the inventor on several patents and patent applications, and founder and advisor to many cancer and neurosciences focused biotech startups.

Dr. Kesari has had a long-standing interest in cancer stem cells and studies their role in the formation of brain tumors and resistance to treatment. He believes that in order to cure patients with brain tumors we first need to gain a better molecular and biological understanding of the disease. A physician/scientist, Kesari harnesses his experience in surgery, chemotherapy, immunotherapy, radiation therapy and novel devices to help develop Precision Therapeutic Strategies that will advance medicine to a new stage in the battle against brain tumors and eradicate the disease.

Francesco Marincola, MD

Dr. Francesco Marincola is currently Chief Science Officer at Refuge Biotechnologies, Menlo Park, California. Most recently, he served as a distinguished research fellow and strategist for immune oncology discovery at AbbVie, Inc Previously, he was the Inaugural Chief Research Officer of Sidra Medical and Research Centre in Doha, Qatar. He was previously a tenured Senior Investigator at the U.S. National Institutes of Health. He is past-President of the Society for the Immunotherapy of Cancer and Editor-in-Chief of the Journal of Translational Medicine.

Dr. Marincola received his MD summa cum laude from the University of Milan and did his surgery training at Stanford University, California. His scientific work deepened the understanding of the mechanisms leading to rejection of tumors or transplanted organs by the immune system and development of autoimmunity. With over 500 peer-reviewed scientific papers, Dr. Marincola is considered one of the world’s leading experts in cancer immunotherapy.

Pablo Guzman, MD

Dr. Pablo Guzman is a cardiologist in Fort Lauderdale, Florida where he is on staff at Holy Cross Hospital. He received his medical degree from University of Puerto Rico School of Medicine and his Cardiology Fellowship at The Johns Hopkins Hospital where he then spent the first part of his career continuing his basic science and clinical research along with his clinical duties. His CV includes over 25 papers published in peer-reviewed journals and more than 15 abstracts.

He is a Fellow of the American College of Cardiology and practiced for more than 30 years. Dr. Guzman is well experienced in basic and clinical research, having participated in many clinical trials. He is also the acting Chief Medical Officer of Variant Pharmaceuticals, a Specialty Pharma company developing treatments for kidney diseases.

Juergen Winkler, MD

Dr. Juergen Winkler is presently practicing at Quantum Functional Medicine in Carlsbad, CA, which he founded in July of 2012. In 2005 he was the co-founder of Genesis Health Systems (Integrative Cancer and Medical Treatment Center) located in Oceanside, CA. He has been a featured speaker for: the NSCC Women’s Health Seminar, Annual IPT/IPTLD Integrative Cancer Care Conference (Multiple years), Health Freedom Expo 2011 & 2012, the Japanese Society of Oxidative Medicine in Osaka Japan, ACOSPM 2010 & 2011 conferences, NSCC Health and Wellness Series 2013, and various other events. He is the physician author of Chapter 5 in the Defeat Cancer book and has been a featured physician in the Townsend Letter.

Nassir Azimi, MD

Dr. Nassir Azimi is a cardiologist in La Mesa, California and attended Dartmouth Medical School and completed his residency at the University of Colorado. He finished his four year fellowship in Cardiovascular and Peripheral Interventions at Yale University in New Haven. Dr. Azimi has been in private practice for over 13 years establishing a thriving clinical practice for cardiac patients as well as treating patients for peripheral vascular disease. He is active in Interventional Cardiology and Peripheral Interventions. Dr. Azimi is the director of La Mesa Cardiac Center’s Nuclear Cardiology Laboratory. He is also an investigator in multiple clinical research studies for various cardiac and peripheral diseases.

He has been recognized as San Diego’s Top Interventional Cardiologists by San Diego Magazine 2013,2014,2016, 2017 and also by Castle Connoly for 2013, 2014, 2015,2016, 2017, and 2018. He is a former chief of biomedical ethics (6 years), former chief of Medicine and former chief of Endovascular Medicine as well as Vice Chief of Cardiology at SGH. He is on the board of directors of the California ACC where he serves as chair of the public relations committee. He is on Editorial Review Board for multiple medical journals. He is a national speaker on various topics in cardiology and internal medicine.

Barry Glassman, DMD

Dr. Barry Glassman, DMD, DAAPM, DAACP, FICCMO, Diplomate ABDSM, FADI, is a Diplomate of the American Academy of Craniofacial Pain and the American Academy of Pain Management, as well as a Fellow of the International College of Craniomandibular Orthopedics and the Academy of Dentistry International, he is also on staff at the Lehigh Valley Hospital where he serves as a resident instructor of Craniofacial Pain and Dysfunction and Dental Sleep Medicine.

Dr. Glassman is a Diplomate of the Academy of Dental Sleep Medicine. He is on the staff at the Sacred Heart Hospital Sleep Disorder Center, as well as serving as the Chief Dental Consultant to three other sleep centers in the Lehigh Valley. A popular and dynamic speaker, Dr. Glassman lectures internationally, as well as throughout the United States. In addition to his extensive schedule which includes guest lecture appearances and in-depth courses on joint dysfunction, chronic pain, headache, sleep disorders, and migraine headache, Dr. Glassman is a frequent speaker at major chronic pain and joint dysfunction professional conferences.

University of Pittsburgh: Bachelor of Science 1969, Pittsburgh, Pennsylvania University of Pittsburgh School of Dental Medicine; D.M.D. 1973, Pittsburgh Pennsylvania Post Graduate Hours in Craniomandibular Dysfunction and Sleep Disorders: Over 2500

Vijay Mahant, Ph.D.

Dr. Vijay Mahant has been involved in Research and Development in the medical industry for close to 30 years. Working in the FDA regulated medical industry, he has headed R&D activities for several bio-medical companies as well as being the founder, CEO & Chairman of MediLite, Inc.

Dr. Mahant has specialized in the areas of assay development, has numerous patents to his credit and has published extensively. Dr. Mahant received his B.S. in Biochemistry from the University of Salford, UK; a M.S. in Medicinal Chemistry and a Ph.D. in Medical Biochemistry from Lougborough University of Technology, UK.

David P. Hajjar, Ph.D.

Dr. David P. Hajjar is currently Professor of Biochemistry, at Weill Cornell Medical College and Professor of Pathology and Laboratory Medicine, Weill Cornell Medical College.

Professor Hajjar was also a Frank H.T. Rhodes Distinguished Professor of Cardiovascular Biology and Genetics, Pathology and Laboratory Medicine, Weill Cornell Medical College from 1998 – 2014. Currently Dr. Hajjar is Dean Emeritus and was Executive Vice Provost at Cornell University.

The principal aim of Dr. Hajjar’s work is to define the mechanisms by which Nitric Oxide (NO) and prostaglandin synthetic pathways interact to alter eicosanoid biosynthesis as well as to investigate the impact of these mediators on atherosclerosis and thrombosis. Over the years, he has defined the roles and mechanisms of these complex signaling interactions in order to gain an understanding of the pathophysiological processes in atherosclerosis using animal models and the consequences of pharmacological interventions.

In recent work, he has showed that the enzyme prostaglandin H2 synthase (PGHS, also known as cyclooxygenase) regulates the production of eicosanoids that modulate physiologic processes in the vessel wall, contributing to atherosclerosis and thrombosis. Dr. Hajjar demonstrated that various forms of NOx can have different modulatory effects on the activity of PGHS-1, the predominant isozyme in platelets. These and other studies revealed that the active heme center of PGHS-1 regulates peroxynitrite-induced modification and loss of enzyme reactivity, indicating that heme may play a decisive role in catalyzing these processes in PGHS-1 when exposed to nitrative stress in an inflammatory setting. Collectively, these studies show for the first time that iNOS influences PGHS expression and its activity, which can contribute to modification of an important enzyme involved in inflammation during atherosclerosis. Since iNOS-derived species are required for robust atherosclerosis-associated peroxynitrite production in peripheral organs, these studies have contributed importantly to our understanding of the complex alterations in eicosanoid metabolism that occur during the pathogenesis of heart disease where inflammation occurs.

Family Relationships

There are no family relationships between any director or executive officer.

Director Independence

We do not have standing compensation, nominating, or audit committees of the board of directors, or committees performing similar functions. We intend to form these committees in the near future.

Certain Relationships and Related Transactions

Our Board of Directors currently consists of two directors, one of whom is an officer of the Company. As of December 31, 2019, we disclose that we had no independent directors.

In general, it is our policy to submit all proposed related party transactions (those of the kind and size that may require disclosure under Regulation S-K, Item 404) to the Board of Directors for approval. The Board of Directors only approves those transactions that are on terms comparable to, or more beneficial to us than, those that could be obtained in arm’s length dealings with an unrelated third party. Examples of related party transactions covered by our policy are transactions in which any of the following individuals has or will have a direct or indirect material interest: any of our directors or executive officers, any person who is known to us to be the beneficial owner of more than 5% of our common stock, and any immediate family member of one of our directors or executive officers or person known to us to be the beneficial owner of more than 5% of our common stock.

EXECUTIVE COMPENSATION

Executive Compensation

Currently, our “Named Executive Officers,” consists of our principal executive officer only, and as of the date of this Prospectus Mr. Dixon is under an employment agreement entitling him to $174,000 per year salary. A bulk of this salary is being accrued. Compensation does not include bonus or other forms of compensation other than stock awards as indicated below.

Summary Compensation Table

The following table summarizes the compensation paid, with respect to years ended December 31, 2018 and 2017 for services rendered to us in all capacities, to each person who served as an executive officer of the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Timothy G. Dixon	2018	174,000 (1)	-	106,500	-	-	-	280,500
President and CEO	2017	165,000 (2)	-	-	-	-	-	165,000
Gerry B. Berg	2018	174,000 (3)	-	106,500	-	-	-	280,500
Vice President, CFO	2017	165,000 (4)	-	-	-	-	-	165,000

(1) $136,000 was accrued and unpaid as of December 31, 2018

(2) $130,500 was accrued and unpaid as of December 31, 2017

(3) $136,000 was accrued and unpaid as of December 31, 2018

(4) $130,500 was accrued and unpaid as of December 31, 2017

Equity Awards

Equity awards were paid to Timothy G. Dixon, Chief Executive Officer, in the amount of fifty million (50,000,000) shares of restricted common stock, Thomas E. Ichim, Director, received fifty million (50,000,000) shares of restricted common stock, and Feng Lin, CSO, received twenty million (20,000,000) shares of restricted common stock during the year ended December 31, 2019.

Compensation of Directors

No compensation was paid to or earned as a director during the years ended December 31, 2018, and December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes thereto sets forth information regarding the number of shares of common stock beneficially owned by (i) each director and named executive officer of our company, (ii) each person known by us to be the beneficial owner of 5% or more of its issued and outstanding shares of common stock, and (iii) all named executive officers and directors of the Company as a group. In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table assumes 1,614,627,811 shares of common stock issued and outstanding. Unless otherwise further indicated in the following table, the footnotes thereto and/or elsewhere in this prospectus, the persons and entities named in the following table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name, subject to community property laws, where applicable. Unless as otherwise indicated in the following table and/or the footnotes thereto, the address of each person beneficially owning in excess of 5% of the outstanding common stock named in the following table is: 4093 Oceanside Blvd. Suite B, Oceanside CA 92056.

The following table sets forth, as of January 6, 2020, information regarding the ownership of the Company’s outstanding shares of common stock by (i) each person known to management to own, beneficially or of record, more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers as a group. As of January 6, 2020, we have 1,614,627,811 shares of our common stock were outstanding.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Timothy G. Dixon (1)	191,375,671	11.85%
Gerry B. Berg	137,750,001	8.53%
Thomas E. Ichim (2)	98,500,000	6.10%
Robert F. Graham	102,500,000	6.34%
John Peck, Jr.	289,533,333	17.93%
All directors and executive officers as a group (2 persons) (1)(2)	289,875,671	17.95%

(1) Under SEC rules (i) a person is deemed to be the beneficial owner of shares if that person has, either alone or with others, the power to vote or dispose of those shares. The persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. None of the selling stockholders is a registered broker-dealer.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the percentage each person will own after the offering, assuming they sell all of the shares offered.

Name	Amount Beneficial Ownership Before Offering	Percentage of Common Stock Owned Before Offering[1]	Amount to be Offered for the Security Holders’ Account	Amount to be Beneficially Owned After Offering[1]	Percentage of Common Stock Owned After Offering[2]
Triton Funds LP	0	0.0%	159,848,153		9.901%
Triton Funds LLC			8,000,000		0.04%
TOTAL	0	0.0%

Each of the selling stockholders received his, her, or its shares to be registered in the acquisition transaction which closed on January 24, 2020.

Selling Shareholder Disclosure: Ashkan Mapar exercises voting and dispositive power with respect to the shares of common stock that are beneficially owned by Triton Funds LP.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares, which the selling shareholder has the right to acquire within 60 days.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of an aggregate of 2,500,000,000 shares, comprised of common stock, par value $0.001 per share, which may be issued in various series from time to time and the rights, preferences, privileges and restrictions of which shall be established by our board of directors. As of January 6, 2020, we have 1,614,627,811 shares of Common Stock and no preferred shares issued and outstanding.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each Common Share held on all matters submitted to a vote of our security holders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of shares of our Common Stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore.

Upon our liquidation, dissolution or winding, holders of shares of our Common Stock are entitled to receive ratably, our net assets available after the payment of:

•all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

•all unsecured liabilities, including any then outstanding unsecured debt securities which we may have issued as of such time; and

•all liquidation preferences on any then outstanding preferred stock.

Holders of shares of our Common Stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to our Common Shares. The outstanding shares of our Common Stock are, and the shares offered by us in this Offering will be, when issued and paid for, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of shares of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

The payment of dividends upon our shares of our Common Stock is solely within the discretion of our board of directors and dependent upon our financial condition, results of operations, capital requirements, restrictions contained in our current or future financing instruments and any other factors our board of directors may deem relevant. We have never declared or paid any dividends on our Common Shares. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, as such, do not intend on paying any dividends in the foreseeable future.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.

PLAN OF DISTRIBUTION

We are registering outstanding shares of our common stock to permit the resale of such shares of common stock by the selling stockholders, from time to time after the date of this prospectus. We have agreed to maintain the effectiveness of the registration statement of which this prospectus is a part for the selling stockholders until the earlier of (i) the date on which all of the shares included for it in the registration statement may be sold pursuant to Rule 144 without volume restrictions or public information requirements and any and all restrictive legends have been removed from the shares, (ii) when all of the shares have been disposed of pursuant to the registration statement, or (iii) December 31, 2020. We will not receive any of the proceeds from the sale by the selling stockholders of such shares of our common stock. We will bear all fees and expenses incident to our obligation to register these shares of common stock.

The selling stockholders will sell their shares at prevailing market prices or privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, in any one or more of the following methods:

•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•in the over-the-counter market;

•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•through the writing of options, whether such options are listed on an options exchange or otherwise;

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•short sales;

•sales pursuant to Rule 144;

•broker-dealers which have agreed with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•a combination of any such methods of sale; and

•any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. To the knowledge of management, no selling shareholder has taken, or plans to take, a short position in our stock prior to the effectiveness of the registration statement of which this prospectus is a part. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights provisions contained in the registration rights agreements between us and the selling stockholders; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights provisions, or we may be entitled to contribution.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders. If we are notified by any one or more selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, or cause to be filed, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of the shares may have an adverse effect on the market price of the common stock.

LEGAL MATTERS

RULE 415

Certain securities being registered on this Form are to be offered on a delayed basis pursuant to CSPA (Exhibit 1.1) wherein the Closing shall occur no later than five (5) Business Days after a Purchase Notice Date which Registrant has the right to make such Notice upon a Minimum Closing Price of the Common Stock that is equal to or greater than $0.005.

The common stock registered hereunder may be sold by us or any of the selling stockholders, separately, or in combination with us, at various times within the Commitment period under the CSPA which terminates on or before December 31, 2020.

RULE 144 SHARES

Currently, none of our securities may be resold pursuant to Rule 144.

The securities sold in this offering can only be resold through registration under Section 5 of the Securities Act of 1933, Section 4(1), if available, for non-affiliates or by meeting the conditions of Rule 144(i). A holder of our securities may not rely on the safe harbor from being deemed statutory underwriter under Section 2(11) of the Securities Act, as provided by Rule 144, to resell his or her securities. “Form 10 information” is, generally speaking, the same type of information as we are required to disclose in this Prospectus, but without an offering of securities.

Hugh D. Kelso III, Esq., has opined on the validity of the shares of common stock being offered hereby (see Exhibit 23.3).

Instruction 1 to Item 509 of Regulation S-K requires disclosing whether the interest of any expert or counsel named in the Prospectus exceeds $50,000. The interest of any expert or counsel named in the Prospectus does not exceed $50,000 according to Instruction 1 Item 509 of Regulation S-K.

EXPERTS

Our financial statements for the year ended December 31, 2017 and the year ended December 31, 2018, were audited by Squar Milner LLP, for the year ended December 31, 2017 and Fruci & Associates II PLLC for year ended December 31, 2018, and are included in reliance upon such reports given upon the authority of both Squar Milner LLP and Fruci & Associates II PLLC, as experts in accounting and auditing (see Index to Financials, F1 and F2, respectively. Consent to use for this S-1 received. (see Exhibit 23.1 and 23.2, respectively).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ADDITIONAL INFORMATION

Upon the effective date of the registration statement of which this prospectus is a part, we will be required to file reports and other documents with the SEC. We have attached a copy of our annual report (see Exhibit 13.1). You may also read and copy any materials we file with the SEC at the public reference room of the SEC at 100 F Street, NE., Washington, DC 20549, between the hours of 10:00 a.m. and 3:00 p.m., except federal holidays and official closings, at the Public Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you on the Internet website for the SEC at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firms	F-1

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2018 and 2017	F-3

Consolidated Statements of Operations for the year ended December 31, 2018 and for the Period from December 30, 2017 (Date of Inception) to December 31, 2017	F-4

Consolidated Statements of Stockholders’ Deficit for the year ended December 31, 2018 and for the Period from December 30, 2017 (Date of Inception) to December 31, 2017	F-5

Consolidated Statements of Cash Flows for the year ended December 31, 2018 and for the Period from December 30, 2017 (Date of Inception) to December 31, 2017	F-6

Notes to Consolidated Financial Statements	F-7

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filed Herewith
1.1	Common Stock Purchase Agreement				X

1.2	Donation Agreement				X

1.3	Registration Rights Agreement				X

13.1	Annual Report FY 2018	10-K			X

13.2	Quarterly Report 3rd Qrt. FY 2019	10-Q			X

23.1	Auditor’s Consent re: S-1				X

23.3	Attorney Opinion Letter re: S-1				X

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Therapeutic Solutions International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Therapeutic Solutions International, Inc. and its subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in shareholders' deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a history of significant recurring losses from operations through December 31, 2017 and does not have sufficient working capital to fund its planned operations during the twelve-month period subsequent to the issuance of these financial statements. This raises substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Squar Milner LLP

SQUAR MILNER LLP

We have served as the Company’s auditor since 2016.

San Diego, California

April 17, 2018

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.
Consolidated Balance Sheets

	December 31, 2018	December 31, 2017
ASSETS

Current assets:
Cash and cash equivalents	$22,397	$29
Inventory	-	1,515
Prepaid expenses and other current assets	113,521	1,054
Total current assets	135,918	2,598

Other assets	71,013	23,927

Total assets	$206,931	$26,525

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$320,812	$343,810
Accounts payable-related parties	7,981	-
Accrued expenses and other current liabilities	717,723	432,640
Convertible notes payable, net of discount of $105,556 and $28,541, at December 31, 2018 and 2017, respectively	45,784	27,459
Notes payable-related parties	458,487	429,201
Derivative liabilities	466,612	107,769
Total current liabilities	2,017,399	1,340,879

Commitments and contingencies	-	-

Shareholders' Deficit:
Preferred stock, $ 0.001 par value; 5,000,000 shares authorized	-	-
Common stock, $ 0.001 par value; 2,500,000,000 and 990,000,000 shares authorized at December 31, 2018 and 2017, respectively; 1,011,063,182 and 806,501,000 shares issued and outstanding at December 31, 2018 and 2017, respectively.	1,011,063	806,501
Additional paid-in capital	4,314,047	3,147,811
Accumulated deficit	(7,135,578)	(5,268,666)
Total shareholders' deficit	(1,810,468)	(1,314,354)

Total liabilities and shareholders' deficit	$206,931	$26,525

See accompanying notes to consolidated financial statements.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.
Consolidated Statements of Operations

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017
Net Sales	$3,484	$2,851
Cost of Goods Sold	2,157	823
Gross Profit	1,327	2,028

Operating expenses:
General and administrative	405,871	107,380
Salaries, wages, and related costs	415,072	402,758
Selling expenses	2,493	3,310
Consulting fees	112,877	69,672
Legal and professional fees	189,853	278,069
Research and development	74,970	25,106
Total operating expenses	1,201,136	886,295

Loss from operations	(1,199,809)	(884,267)

Other income (expense):
Loss on derivatives liability	(388,121)	(83,968)
Change in fair value of derivative liability	(37,230)	26,199
Interest expense	(241,752)	(53,436)
Total other income (expense)	(667,103)	(111,205)

Net loss	$(1,866,912)	$(995,472)

Net loss per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding – Basic and Diluted	896,851,647	778,150,315

See accompanying notes to consolidated financial statements.

Therapeutic Solutions International, Inc.
Consolidated Statements of Changes in Shareholders' Deficit
For the Years Ended December 31, 2018 and 2017

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at January 1, 2017	740,251,000	$740,251	$2,878,111	$(4,273,194)	$(654,832)

Common stock issued for services	18,500,000	18,500	126,450	-	144,950
Common stock issued	47,750,000	47,750	143,250	-	191,000
Net Loss	-	-	-	(995,472)	(995,472)
Balance at December 31, 2017	806,501,000	$806,501	$3,147,811	$(5,268,666)	$(1,314,354)

Common stock issued for services	77,500,000	77,500	545,750	-	623,250
Common stock issued upon conversion of convertible note payable	66,062,182	66,062	432,486	-	498,548
Common stock sold	61,000,000	61,000	188,000	-	249,000
Net Loss	-	-	-	(1,866,912)	(1,866,912)
Balance at December 31, 2018	1,011,063,182	$1,011,063	$4,314,047	$(7,135,578)	$(1,810,468)

See accompanying notes to consolidated financial statements

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.
Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017
Cash flows from operating activities
Net loss	$(1,866,912)	$(995,472)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation to consultants	303,750	144,950
Stock based compensation to related parties	319,500	-
Accrued interest, notes payable	10,380	28,414
Accounts payable, related parties	7,981	-
Loss on derivative liability	388,121	83,968
Change in fair value of derivative liabilities	37,230	(26,199)
Amortization of debt discount	194,985	27,459
Changes in operating assets and liabilities:
Inventory	1,515	34,920
Prepaid expenses and other current assets	(112,467)	13,250
Other assets	(47,086)	8,299
Accounts payable	(22,998)	16,218
Accrued expenses and other current liabilities	316,829	297,476
Net cash used by operating activities	(469,172)	(366,717)
Cash flows from financing activities
Proceeds from issuance of common stock	249,000	191,000
Proceeds from convertible notes payable	245,000	50,000
Proceeds from notes payable - related parties	-	105,721
Payments on notes payable - related parties	(2,460)	(1,885)
Net cash provided by financing activities	491,540	344,836

Net increase (decrease) increase in cash, cash equivalents and restricted cash	22,368	(21,881)
Cash, cash equivalents and restricted cash at beginning of period	10,202	32,083
Cash, cash equivalents and restricted cash at end of period	$32,570	$10,202

Supplemental Cash Flow Information:
Cash paid for interest	$4,608	$3,565
Cash paid for income taxes	$1,600	$-

Non-cash investing and financing transactions
Original issuance discount on convertible notes payable	$27,000	$6,000
Debt discount recorded in connection with derivative liability	$245,000	$50,000
Common stock issued in payment of convertible note payable	$498,548	$-
Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:

Cash and cash equivalents	$22,397	$29
Restricted cash included in other assets	10,173	10,156
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows:
	$32,570	$10,185

See accompanying notes to consolidated financial statements.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2018

Note 1 – Nature of business

Therapeutic Solutions International, Inc. (“TSI” or the “Company”) was organized August 6, 2007 under the name Friendly Auto Dealers, Inc., under the laws of the State of Nevada. In the first quarter of 2011 the Company changed its name from Friendly Auto Dealers, Inc. to Therapeutic Solutions International, Inc., and acquired Splint Decisions, Inc., a California corporation.

Currently the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system.

Activating one’s immune system is now an accepted method to cure certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

Nutraceutical Division – TSI has been producing high quality nutraceuticals. Its flagship product, ProJuvenol®, is a proprietary mixture containing pterostilbene – one of the most potent antioxidants known. TSI filed a patent application for ProJuvenol® on 07-08-2015 titled: “Augmentation of Oncology Immunotherapies by Pterostilbene Containing Compositions”.

Emvolio, Inc., – was a wholly-owned subsidiary of TSI, incorporated in the State of Delaware on October 3, 2016, for the purpose of filing an Investigation New Drug (“IND”) application with the FDA for our StemVacs immunotherapy vaccine. In May of 2018 President Donald J. Trump signed into the law, the Right To Try bill. Because of this change, Emvolio has decided to withdraw the IND for a Phase 1 trial in the USA because TSI had previously completed a 10 patient trial in Mexico. TSI has since generated Good Clinical Practice (“GCP”) documentation for the previously treated 10 patients into a Phase I trial, which will be presented to the FDA by TSI as part of an Ex-US trial compliant with 21 CFR 312.120 Foreign clinical studies not conducted under an IND. Therefore, we have dissolved Emvolio, Inc. as it is no longer needed.

SandBox Dental Labs, Inc. – is a wholly-owned subsidiary of TSI consisting of a future dental laboratory to manufacture and fill prescriptions from dentists who will use our proprietary Sleep Appliance to treat their patients with mild to moderate obstructive sleep apnea. The Company needs to seek regulatory approval for its device to treat sleep apnea. As of December 31, 2018, and April 1, 2019, formal operations have not commenced.

Management does not expect existing cash as of December 31, 2018 or as of March 31, 2019 to be sufficient to fund the Company’s operations for at least twelve months from the issuance date of these December 31, 2018 financial statements. These financial statements have been prepared on a going concern basis which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of December 31, 2018, the Company has incurred losses totaling $7.1 million since inception, has not yet generated material revenue from operations, and will require additional funds to maintain its operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after the consolidated financial statements are issued. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through its existing financial resources and we may also raise additional capital through equity offerings, debt financings, collaborations and/or licensing arrangements. If adequate funds are not available on acceptable terms, we may be required to delay, reduce the scope of, or curtail, our operations. The accompanying consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 – Basis of presentation and significant accounting policies

These consolidated financial statements have been prepared by management assuming that the Company will be able to continue as a going concern and realize its assets and discharge its liabilities in the normal course of business. However, certain conditions noted above currently exist which raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. If we become unable to continue as a going concern, we may have to liquidate our assets, and might realize significantly less than the values at which our net assets are carried on our financial statements, and stockholders may lose all or part of their investment in our common stock. The accompanying financial statements do not reflect any adjustments related to the outcome of this uncertainty.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2018

Note 2 – Basis of presentation and significant accounting policies (continued)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Therapeutic Solutions International, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606,”Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, the company applies the following methodology to recognize revenue:

1)Identify the contract with a customer.

2)Identify the performance obligations in the contract.

3)Determine the transaction price.

4)Allocate the transaction price to the performance obligations in the contract.

5)Recognize revenue when (or as) the entity satisfies a performance obligation.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Derivative Liabilities

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts and for hedging activities.

As a matter of policy, the Company does not invest in separable financial derivatives or engage in hedging transactions. However, the Company entered into certain debt financing transactions in fiscal 2018 and 2017, as disclosed in Note 5, containing certain conversion features that have resulted in the instruments being deemed derivatives. We evaluate such derivative instruments to properly classify such instruments within equity or as liabilities in our financial statements. Our policy is to settle instruments indexed to our common shares on a first-in-first-out basis.

The classification of a derivative instrument is reassessed at each reporting date. If the classification changes as a result of events during a reporting period, the instrument is reclassified as of the date of the event that caused the reclassification. There is no limit on the number of times a contract may be reclassified.

Instruments classified as derivative liabilities are remeasured using the Black-Scholes model at each reporting period (or upon reclassification) and the change in fair value is recorded on our consolidated statement of operations. We recorded derivative liabilities of $466,612 and $107,769 at December 31, 2018 and 2017, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaids, convertible notes, and payables. The carrying amount of cash and cash equivalents and payables approximates fair value because of the short-term nature of these items.

Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. Fair value measurements are required to be disclosed by level within the following fair value hierarchy:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2018

Note 2 – Basis of presentation and significant accounting policies (continued)

Fair Value of Financial Instruments (continued)

Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Inputs lack observable market data to corroborate management’s estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

When determining fair value, whenever possible the Company uses observable market data, and relies on unobservable inputs only when observable market data is not available. As of December 31, 2018, the Company has level 3 fair value calculations on derivative liabilities. The table below reflects the results of our Level 3 fair value calculations:

The following is the change in derivative liability for the year ended December 31, 2018:

Balance - December 31, 2017	$107,769
Issuance of new derivative liabilities	633,122
Conversions to paid-in capital	(311,509)
Change in fair market value of derivative liabilities	37,230
Balance – December 31, 2018	$466,612

Use of Estimates

Estimates were made relating to valuation allowances, impairment of assets, share-based compensation expense and accruals. Actual results could differ materially from those estimates.

Comprehensive Loss

Comprehensive loss for the periods reported was comprised solely of the Company’s net loss.

Net Loss Per Share

Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued, if such additional common shares were dilutive. Since we had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be antidilutive.

As of December 31, 2018 and 2017, a total of 226,902,346 and zero, respectively, potential common shares, consisting of shares underlying outstanding convertible notes payable were excluded as their inclusion would be antidilutive.

Depreciation and Amortization

Depreciation is calculated using the straight line method over the estimated useful lives of the assets. Amortization is computed using the straight line method over the term of the agreement. During the years ended December 31, 2018 and 2017, there was no depreciation or amortization expense as all fixed assets have been fully depreciated.

Long-lived Assets

In accordance with ASC 360, Property, Plant and Equipment, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2018

Note 2 – Basis of presentation and significant accounting policies (continued)

Research and Development

Research and Development costs are expensed as incurred. Research and Development expenses were $74,970 and 25,106 for the years ended December 31, 2018 and 2017, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740 "Income Taxes," which codified SFAS 109, "Accounting for Income Taxes" and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Stock-Based Compensation

Compensation expense for stock issued to employees is determined as the fair value of consideration or services received or the fair value of the equity instruments issued, whichever is more reliably measured. The Financial Accounting Standards Board (FASB) issued ASU 2018-07 to expand the scope of Topic 718 to include share-based payments issued to nonemployees. The effective date for public companies is for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the effective date is fiscal years beginning after December 15, 2019. The Company has elected to early adopt.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 will be effective for the Company in the first quarter of 2019 and will be adopted on a modified retrospective transition basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The new standard is based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 was effective for the Company in the first quarter of 2018 and allows for full retrospective or a modified retrospective adoption approach. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

The Financial Accounting Standards Board (FASB) issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-based Payment Accounting to expand the scope of Topic 718 to include share-based payments issued to nonemployees. The effective date for public companies is for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the effective date is fiscal years beginning after December 15, 2019. The Company has elected to early adopt.

Reclassifications

Certain reclassifications have been made to the prior year’s consolidated financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of consolidated operations or equity.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2018

Note 3 – Restricted cash

Included in non-current asset is a $10,000 certificate of deposit with an annual interest rate of 0.6%. This certificate matures on June 17, 2019, and is used as collateral for a Company credit card, pursuant to a security agreement dated June 20, 2011.

Note 4 – Prepaid expense and other current assets:

Prepaid expenses and other current assets consist of the following:

	December 31, 2018	December 31, 2017

Prepaid Consulting	$111,655	$-
Insurance	848	1,054
Prepaid costs	1,018	-
Total	$113,521	$1,054

Prepaid consulting agreements are for one to two years and are expensed monthly over the term of the agreement.

Note 5 – Fixed assets

Fixed assets consist of the following:

	December 31, 2018	December 31, 2017
Computer Hardware	$10,747	$10,747
Office Furniture and Equipment	3,639	3,639
Shipping and Other Equipment	1,575	1,575
Total	15,961	15,961
Accumulated Depreciation	(15,961)	(15,961)
Property and Equipment, net	$-	$-

Depreciation expense was $0 for December 31, 2018 and 2017.

Note 6 – Other Assets

Other assets consist of the following:

	December 31, 2018	December 31, 2017

Prepaid Consulting	$56,718	$-
Deposit	4,123	4,123
Restricted cash	10,172	10,156
Prepaid costs	-	9,648
Total	$71,013	$23,927

Prepaid consulting agreements are for one to two years and are expensed monthly over the term of the agreement.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2018

Note 7 – Convertible notes payable

On July 24, 2017 and September 7, 2017, the Company entered into two $28,000 convertible promissory notes with a third party for which the proceeds were used for operations. The Company received net proceeds of $50,000 and thus a $6,000 original issuance discount was recorded. The convertible promissory notes incur interest at 12% per annum for which $28,000 plus accrued interest were due on April 30, 2018 and June 15, 2018. The convertible promissory notes were convertible to shares of the Company's common stock 180 days after issuance. The conversion price per share was equal to 55% of the average of the three (3) lowest trading price of the Company's common stock during the fifteen (15) trading days immediately preceding the applicable conversion date. The Company had the option to prepay the convertible notes in the first 180 days from closing subject to prepayment penalties ranging from 120 of 145% of principal balance plus interest, depending upon the date of prepayment. The convertible promissory notes included various default provisions for which the default interest rate increases to 22% per annum with the outstanding principal and accrued interest increasing by 150%. These notes were fully converted into 18,907,307 shares of common stock during the year ended December 31, 2018.

On January 3, 2018, February 27, 2018, May 1, 2018, June 5, 2018, July 2, 2018, August 6, 2018, October 3, 2018, November 15, 2018, and December 6, 2018, the Company entered into five $28,000 convertible promissory notes and four $33,000 convertible promissory notes with a third party for which the proceeds were used for operations. The Company received net proceeds of $245,000 and a $27,000 original issuance discount was recorded. The convertible promissory notes incur interest at 12% per annum for which $28,000 plus accrued interest are/were due on October 15, 2018, November 20, 2018, February 15, 2019, April 15, 2019 and May 30, 2019 and $33,000 plus accrued interest are/were due March 30, 2019, July 30, 2019, August 30, 2019, and September 30, 2019. The convertible promissory notes are convertible to shares of the Company's common stock 180 days after issuance. The conversion price per share is equal to 55% of the average of the three (3) lowest trading prices of the Company's common stock during the fifteen (15) trading days immediately preceding the applicable conversion date. The Company has the option to prepay the convertible notes in the first 180 days from closing subject to prepayment penalties ranging from 120% to 145% of principal balance plus interest, depending upon the date of prepayment. The convertible promissory notes include various default provisions for which the default interest rate increases to 22% per annum with the outstanding principal and accrued interest increasing by 150%. The Company was required to reserve at December 31, 2018, a total of 659,706,845 common shares in connection with the promissory notes.

Derivative liabilities

These convertible promissory notes are convertible into a variable number of shares of common stock for which there is not a floor to the number of common stock we might be required to issue. Based on the requirements of ASC 815 Derivatives and Hedging, the conversion feature represented an embedded derivative that is required to be bifurcated and accounted for as a separate derivative liability. The derivative liability is originally recorded at its estimated fair value and is required to be revalued at each conversion event and reporting period. Changes in the derivative liability fair value are reported in operating results each reporting period.

On July 24, 2017 and September 7, 2017, the convertible note issuance dates, the Company valued the conversion feature resulting in initial liability of $133,968. Since the fair value of the derivatives were in excess of the proceeds received of $50,000, a full discount to convertible notes payable and a day one loss on derivative liabilities of $83,968 was recorded. The Company valued the conversion feature using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from of $0.003 to $0.004, the closing stock price of the Company's common stock on the date of valuation ranging from $0.008 to $0.009, an expected dividend yield of 0%, expected volatility ranging from 299% to 319%, risk-free interest rates ranging from 1.21% to 1.23%, and an expected term of 0.77 years. On December 31, 2017, the derivative liabilities were revalued at $107,769 resulting in a loss of $57,769 related to the change in fair value of the derivative liabilities. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: conversion price of $0.003, the closing stock price of the Company's common stock on the date of valuation of $0.008, an expected dividend yield of 0%, expected volatility ranging from 330% to 341%, risk-free interest rate of 1.31%, and an expected term ranging from 0.33 to 0.45 years.

For the nine notes issued during the year ended December 31, 2018, the Company valued the conversion feature on the date of issuance resulting in initial liability of $633,121. Since the fair value of the derivatives were in excess of the proceeds received of $245,000, a full discount to convertible notes payable and a day one loss on derivative liabilities of $388,121 was recorded during the year ended December 31, 2018. Upon issuance, the Company valued the conversion feature using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.002 to $0.006, the closing stock price of the Company's common stock on the date of valuation ranging from $0.0045 to $0.0220, an expected dividend yield of 0%, expected volatility ranging from 214% to 304%, risk-free interest rates ranging from 1.81% to 2.70%, and an expected term ranging from 0.76 to 0.82 years.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2018

Note 7 – Convertible notes payable (continued)

During the year ended December 31, 2018, five of the $28,000 convertible notes and one of the $33,000 convertible notes were converted into 66,062,182 shares of common stock. At each conversion date, the Company recalculated the value of the derivative liability associated with the convertible note recording a gain (loss) in connection with the change in fair market value. In addition, the pro-rata portion of the derivative liability as compared to the portion of the convertible note converted was reclassed to additional paid-in capital. During the year ended December 31, 2018, the Company recorded a gain of $165,563 related to the change of fair value of the derivative liability and recorded $311,509 to additional paid-in capital. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0033 to $0.005 the closing stock price of the Company's common stock on the date of valuation ranging from $0.0028 to $0.02720, an expected dividend yield of 0%, expected volatility ranging from 185% to 277%, risk-free interest rates ranging from 1.81% to 2.70%, and expected terms ranging from 0.07 to 0.75 years.

On December 31, 2018, the derivative liabilities on the remaining five convertible notes were revalued at $466,612 resulting in a loss of $388,121for the year ended December 31, 2018 related to the change in fair value of the derivative liabilities. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.002, the closing stock price of the Company's common stock on the date of valuation of $0.0055, an expected dividend yield of 0%, expected volatility ranging from 248% to 279%, risk-free interest rate of 2.63%, and an expected term ranging from 0.29 to 0.75 years.

The Company amortizes the discounts over the term of the convertible promissory notes using the straight line method which is similar to the effective interest method. During the years ended December 31, 2018 and 2017, the Company amortized $194,985 and $27,459 to interest expense, respectively. As of December 31, 2018, discounts of $105,556 remained for which will be amortized through September 30, 2019.

Note 8 – Notes payable-related parties

Notes payable-related parties consist of:

	2018	2017
Note payable – Scientific Advisory Board Member, unsecured, including interest at 10% per annum, with a maturity date of December 31, 2019	$17,015	$15,868

Three notes payable – Chief Executive Officer, unsecured, including interest at 8%, 10% and 10% per annum, respectively, with maturity dates of December 31, 2019.	138,105	132,366

Note payable – Chief Financial Officer, unsecured, including interest at 8% per annum, with a maturity date of December 31, 2019.	99,200	92,800

Two notes payable – Business Advisory Board Member, unsecured, including interest at 8% and 10% per annum, convertible into common stock at $0.005 and $0.004, respectively, with maturity dates of April 20, 2019	204,167	188,167

	$458,487	$429,201

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2018

Note 9 – Related party transactions

As of December 31, 2018 and 2017, the Company accrued officers’ salary of $663,100 and $391,000, respectively.

On January 17, 2017, we issued 12,500,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement to a related party.

On March 2, 2017, we issued 12,500,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement to a related party.

On April 20, 2017, we issued a six month convertible note in the amount of $100,000 with an annual interest rate of 10% to a related party.

On October 20, 2017, we issued 12,500,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement to a related party.

On October 25, 2018, we issued 15,000,000 shares of common stock, valued at .0071 each to two officers and one director of the Company under a Restricted Stock Award. The Financial Accounting Standards Board (FASB) issued ASU 2018-07 to expand the scope of Topic 718 to include share-based payments issued to nonemployees. The effective date for public companies is for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the effective date is fiscal years beginning after December 15, 2019. The Company has elected to early adopt.

Note 10 – Income taxes

The Company is subject to United States federal and state income taxes at an approximate rate of 30%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	December 31, 2018	December 31, 2017

Expected income tax at statutory rate	$(391,884)	$(338,188)
State tax	168	272
Permanent differences	253,768	829
Change in valuation allowance	149,704	(223,742)
Change in tax rate	-	561,529
Other	(11,756)	100
Provision for income taxes	$-	$800

The significant components of deferred income tax assets and liabilities at December 31, 2018 and 2017 are as follows:

	December 31, 2018	December 31, 2017

Net operating loss carry-forward	$1,321,683	$1,208,949
Valuation allowance	(1,321,683)	(1,208,949)
Net deferred income tax asset	$-	$-

The Company has net operating losses carried forward of approximately $5 million and $4.3 million as of December 31, 2018 and 2017, respectively, available to offset taxable income in future years which expire beginning in fiscal 2032.

As of and for the years ended December 31, 2018 and 2017, management does not believe the Company has any uncertain tax positions. Accordingly, there are no recognized tax benefits at December 31, 2018 and 2017.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2018

Note 10 – Income taxes (continued)

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “Act”) resulting in significant modifications to existing law including lowering the corporate tax rate from 34% to 21%. In addition to applying the new lower corporate tax rate in 2018 and thereafter to any taxable income we may have, the legislation affects the way we can use and carry forward net operating losses previously accumulated and results in a revaluation of deferred tax assets and liabilities recorded on our balance sheet. The Company has completed the accounting for the effects of the Act during the year ended December 31, 2018. Given that current deferred tax assets are offset by a full valuation allowance, these changes did not have an impact on the balance sheet.

Note 11 – Equity

Our authorized capital stock consists of an aggregate of 2,505,000,000 shares, comprised of 2,500,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, which may be issued in various series from time to time and the rights, preferences, privileges and restrictions of which shall be established by our board of directors. As of December 31, 2018, we have 1,011,063,182 shares of Common Stock and no preferred shares issued and outstanding.

Issuances of Unregistered Securities

On January 17, 2017, we issued 12,500,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement to a related party.

On March 2, 2017, we issued 12,500,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement to a related party.

On April 3, 2017, we issued 1,000,000 shares of common stock, valued at $0.0067 per share for consulting services.

On April 20, 2017, we issued a six month convertible note in the amount of $100,000 with an annual interest rate of 10% to a related party.

On April 28, 2017, we issued 10,000,000 shares of common stock, valued at $0.008 per share, for legal services and 1,000,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement.

On July 6, 2017, we issued 2,000,000 shares of common stock, valued at $0.0083 per share for consulting services.

On July 24, 2017, we issued a six month convertible note in the amount of $28,000 with an annual interest rate of 10%.

On August 21, 2017, we issued 6,250,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement and 1,000,000 shares of common stock, valued at $0.0053 per share, for consulting services.

On August 28, 2017, we issued 2,000,000 shares of common stock, valued at $0.0063 per share, for consulting services.

On September 7, 2017, we issued a six month convertible note in the amount of $28,000 with an annual interest rate of 10%.

On September 20, 2017, we issued 3,000,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement to a related party.

On October 2, 2017, we issued 2,500,000 shares of common stock, valued at $0.0095 per share for consulting services.

On October 20, 2017, we issued 12,500,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement to a related party.

On January 26, 2018, we issued 2,424,242 shares of common stock for the partial conversion of $8,000 for convertible note dated July 24, 2017.

On February 1, 2018, we issued 6,376,471 shares of common stock for the conversion of the balance of $20,000 for convertible note dated July 24, 2017.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2018

Note 11 – Equity (continued)

On February 1, 2018, we issued 5,000,000 shares of common stock, valued at $0.009 per share, for consulting services.

On February 1, 2018, we issued 2,500,000 shares of common stock, valued at $0.009 per share, for consulting services.

On February 20, 2018, we issued 15,000,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement to a related party.

On February 20, 2018, we issued 2,500,000 shares of common stock, valued at $0.0062 per share, for consulting services.

On April 14, 2018, we issued 2,500,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement to a related party.

On April 14, 2018, we issued 5,000,000 shares of common stock, valued at $0.0057 per share, for consulting services.

On April 27, 2018, we issued 3,225,806 shares of common stock for the partial conversion of $8,000 for convertible note dated September 7, 2017.

On May 1, 2018, we issued 4,137,931 shares of common stock for the partial conversion of $12,000 for convertible note dated September 7, 2017.

On May 2, 2018, we issued 25,000,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement to a related party.

On May 21, 2018, we issued 2,742,857 shares of common stock for the partial conversion of $6,000 for convertible note dated September 7, 2017.

On June 15, 2018, we issued 8,500,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement.

On July 3, 2018, we issued 5,000,000 shares of common stock, valued at $0.004 per share, for an investment in the Company’s Private Placement.

On July 9, 2018, we issued 4,166,667 shares of common stock for the partial conversion of $15,000 for convertible note dated January 3, 2018.

On July 12, 2018, we issued 4,077,778 shares of common stock for the partial conversion of $13,000 for convertible note dated January 3, 2018.

On July 19, 2018, we issued 2,500,000 shares of common stock, valued at $0.015 per share, to a Scientific Advisory Board member for consulting services.

On August 7, 2018, we issued 11,000,000 shares of common stock at $0.011 per share, for consulting services.

On September 5, 2018, we issued 3,260,870 shares of common stock for the partial conversion of $15,000 for convertible note dated February 27, 2018.

On September 10, 2018, we issued 3,262,222 shares of common stock for the partial conversion of $13,000 for convertible note dated February 27, 2018.

On September 19, 2018, we issued 5,000,000 shares of common stock, valued at $0.005 per share, for an investment in the Company’s Private Placement.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2018

Note 11 – Equity (continued)

On September 19, 2018, we issued 1,500,000 shares of common stock, valued at $0.01 per share, to a Scientific Advisory Board member for consulting services.

On October 25, 2018, we issued 15,000,000 shares of common stock, valued at .0071 each to two officers and one director of the Company under a Restricted Stock Award.

On November 15, 2018, we issued 2,500,000 shares of common stock, valued at $0.008 per share, to a Scientific Advisory Board member for consulting services.

On November 23, 2018, we issued 3,805,899 shares of common stock for the partial conversion of $12,000 for convertible note dated May 1, 2018.

On November 26, 2018, we issued 4,347,826 shares of common stock for the partial conversion of $10,000 for convertible note dated May 1, 2018.

On November 28, 2018, we issued 3,657,143 shares of common stock for the partial conversion of $6,000 for convertible note dated May 1, 2018.

On December 7, 2018, we issued 8,823,529 shares of common stock for the partial conversion of $15,000 for convertible note dated June 5, 2018.

On December 14, 2018, we issued 5,882,353 shares of common stock for the partial conversion of $10,000 for convertible note dated June 5, 2018.

On December 17, 2018, we issued 5,870,588 shares of common stock for the partial conversion of $8,000 for convertible note dated June 5, 2018.

On January 3, 2019, we issued 15,000,000 shares of common stock, valued at .0071 each to two officers and one director of the Company under a Restricted Stock Award.

On January 3, 2019, we issued 10,000,000 shares of common stock, valued at $0.005 per share, to a Scientific Advisory Board member for consulting services.

On January 7, 2019, we issued 7,500,000 shares of common stock for the partial conversion of $12,000 for convertible note dated July 2, 2018.

On January 9, 2019, we issued 6,250,000 shares of common stock for the partial conversion of $10,000 for convertible note dated July 2, 2018.

On January 9, 2019, we issued 4,800,000 shares of common stock for the partial conversion of $7,680 for convertible note dated July 2, 2018.

On February 8, 2019, we issued 8,333,333 shares of common stock for the partial conversion of $10,000 for convertible note dated August 6, 2018.

On February 12, 2019, we issued 8,155,556 shares of common stock for the partial conversion of $14,680 for convertible note dated August 6, 2018.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2018

Note 12 – Legal proceedings

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods.

However, as of the date of this report, management believes the outcome of currently identified potential claims and lawsuits will not have a material adverse effect on our financial condition or results of operations.

Note 13 – Commitments and Contingencies

Effective May 1, 2017, the Company entered into a fourth amendment to a Lease Agreement for property located in Oceanside, CA. The lease consists of approximately 1,700 square feet and the amendment is for a term of 36 months and expires on April 30, 2020.

During the year ended December 31, 2018 and 2017,the Company incurred rent expense of $21,774 and $21,145.

Future minimum lease payments as of December 31, 2018 are as follows:

2019	$22,272
2020	$7,492

Note 14 – Subsequent events

On January 2, 2019, we issued a nine month convertible note in the amount of $33,000 with an annual interest rate of 12%.

On January 3, 2019, we issued 15,000,000 shares of common stock, valued at .0071 each to two officers and one director of the Company under a Restricted Stock Award.

On January 3, 2019, we issued 10,000,000 shares of common stock, valued at $0.005 per share, to a Scientific Advisory Board member for consulting services.

On January 7, 2019, we issued 7,500,000 shares of common stock for the partial conversion of $12,000 for convertible note dated July 2, 2018.

On January 9, 2019, we issued 6,250,000 shares of common stock for the partial conversion of $10,000 for convertible note dated July 2, 2018.

On January 9, 2019, we issued 4,800,000 shares of common stock for the partial conversion of $7.680 for convertible note dated July 2, 2018.

On February 2, 2019, we issued a nine month convertible note in the amount of $33,000 with an annual interest rate of 12%.

On February 8, 2019, we issued 8,333,333 shares of common stock for the partial conversion of $10,000 for convertible note dated August 6, 2018.

On February 12, 2019, we issued 8,155,556 shares of common stock for the partial conversion of $14,680 for convertible note dated August 6, 2018.

On March 11, 2019, we issued a nine month convertible note in the amount of $28,000 with an annual interest rate of 12%.

In accordance with ASC 855, the Company has analyzed its operations subsequent to December 31, 2018 through the date these financial statements were issued, and has determined that it does not have any other material subsequent events to disclose in these financial statements.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$20,015	$22,397
Accounts receivable	2,544	-
Inventory	1,050
Prepaid expenses and other current assets	109,671	113,521
Right-of-use asset	11,909	-
Total current assets	145,189	135,918

Other assets	182,695	71,013

Total assets	$327,884	$206,931

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$324,740	$320,812
Accounts payable - related parties	7,200	7,981
Accrued expenses and other current liabilities	962,441	717,723
Lease liability	11,909	-
Convertible notes payable, net of discount of $85,638 and $105,556, at September 30, 2019 and December 31, 2018, respectively	25,362	45,784
Notes payable-related parties, net	493,868	458,487
Derivative liabilities	134,728	466,612
Total current liabilities	1,960,248	2,017,399

Commitments and contingencies	-	-

Shareholders’ Deficit:
Preferred stock, $ 0.001 par value; 5,000,000 shares authorized	-	-
Common stock, $ 0.001 par value; 2,500,000,000 shares authorized; 1,439,037,647 and 1,011,063,182 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively.	1,439,037	1,011,063
Additional paid-in capital	5,113,579	4,314,047
Accumulated deficit	(8,184,980)	(7,135,578)

Total shareholders’ deficit	(1,632,364)	(1,810,468)

Total liabilities and shareholders’ deficit	$327,884	$206,931

See accompanying notes to condensed consolidated financial statements.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months ended September 30, 2019	For the Three Months ended September 30, 2018	For the Nine Months ended September 30, 2019	For the Nine Months ended September 30, 2018
Net Sales	$11,278	$3,301	$22,673	$4,920
Cost of Sales	1,278	560	2,459	769
Gross Profit	10,000	2,741	20,214	4,151

Operating expenses:
General and administrative	18,269	21,308	51,890	58,724
Salaries, wages, and related costs	105,539	110,114	310,927	309,763
Stock compensation	-	-	225,000	-
Consulting fees	34,635	51,346	118,986	80,717
Legal and professional fees	26,372	42,672	108,816	170,899
Research and development	24,812	33,896	31,044	73,760
Total operating expenses	209,627	259,336	846,663	693,863

Loss from operations	(199,627)	(256,595)	(826,449)	(689,712)

Other income (expense):
Loss on derivative liability	(31,396)	(139,221)	(258,456)	(260,676)
Change in fair value of derivatives liabilities	(117,615)	299,448	323,276	52,352
Interest expense	(97,598)	(71,406)	(287,773)	(160,429)
Total other income (expense)	(246,609)	88,821	(222,953)	(368,753)

Net loss	$(446,236)	$(167,774)	$(1,049,402)	$(1,058,465)

Net loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding – basic and diluted	1,395,862,362	895,023,749	1,211,360,944	870,304,630

See accompanying notes to condensed consolidated financial statements.

Therapeutic Solutions International, Inc.

Condensed Consolidated Statements of Changes in Shareholders' Deficit

For the nine month period ended September 30, 2019

(Unaudited)

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at July 1, 2018	891,408,307	$891,408	$3,519,195	$(6,159,358)	$(1,748,755)

Common stock issued for services	15,000,000	15,000	157,250	-	172,250
Common stock issued in payment of convertible note payable	14,767,537	14,768	211,832	-	226,600
Common stock issued	10,000,000	10,000	35,000	-	45,000
Net Loss	-	-	-	(167,773)	(167,773)

Balance at September 30, 2018	931,175,844	$931,176	$3,923,277	$(6,327,131)	$(1,472,678)

Balance at January 1, 2018	806,501,000	$806,501	$3,147,811	$(5,268,666)	$(1,314,354)

Common stock issued for services	30,000,000	30,000	253,750	-	283,750
Common stock issued in payment of convertible note payable	33,674,844	33,675	333,716		367,391
Common stock issued	61,000,000	61,000	188,000	-	249,000
Net Loss	-	-	-	(1,058,465)	(1,058,465)

Balance at September 30, 2018	931,175,844	$931,176	$3,923,277	$(6,327,131)	$(1,472,678)

Balance at July 1, 2019	1,295,013,587	$1,295,013	$4,959,735	$(7,738,744)	$(1,483,996)

Common stock issued in payment of convertible note payable	83,990,727	83,991	155,447	-	239,438
Common stock issued	60,033,333	60,033	(1,603)	-	58,430
Net Loss	-	-	-	(446,236)	(446,236)

Balance at September 30, 2019	1,439,037,647	$1,439,037	$5,113,579	$(8,184,980)	$(1,632,364)

Balance at January 1, 2019	1,011,063,182	$1,011,063	$4,314,047	$(7,135,578)	$(1,810,468)

Common stock issued for services	70,000,000	70,000	229,000	-	299,000
Common stock issued in payment of convertible note payable	189,971,132	189,971	496,053	-	686,024
Common stock issued for a license	95,970,000	95,970	57,582	-	153,552
Common stock issued	72,033,333	72,033	4,397	-	76,430
Beneficial conversion feature on note payable	-	-	12,500	-	12,500
Net Loss	-	-	-	(1,049,402)	(1,049,402)

Balance at September 30, 2019	1,439,037,647	$1,439,037	$5,113,579	$(8,184,980)	$(1,632,364)

See accompanying notes to condensed consolidated financial statements

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30, 2019	For the Nine Months Ended September 30, 2018
Cash flows from operating activities
Net loss	$(1,049,402)	$(1,058,465)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation to consultants	74,000	283,750
Stock based compensation to related parties	225,000	-
Accrued interest, notes payable	16,620	6,720
Accrued interest, notes payable - related parties	25,770	-
Loss on derivative liability	258,456	260,676
Change in fair value of derivative liabilities	(323,276)	(52,352)
Amortization of debt discount	224,918	126,139
Changes in operating assets and liabilities:
Accounts receivable	(2,544)	(2,020)
Inventory	(1,050)	(30)
Prepaid expenses and other current assets	45,720	(180,724)
Right-to-use asset	(11,909)	-
Accounts payable	3,147	(8,444)
Accrued expenses and other current liabilities	244,718	243,925
Lease liability	11,909	-
Net cash used in operating activities	(257,923)	(380,825)
Cash flows from financing activities
Proceeds from issuance of common stock	76,430	249,000
Proceeds from convertible notes payable	190,000	155,000
Payments on convertible notes payable	(33,000)	-
Proceeds from notes payable - related parties	25,000	-
Payments on notes payable - related parties	(2,889)	(1,984)
Net cash provided by financing activities	255,541	402,016
Net increase (decrease) in cash	(2,382)	21,191
Cash at beginning of period	32,570	10,185
Cash at end of period	$30,188	$31,376
Supplemental Cash Flow Information:
Cash paid for interest	$20,465	$3,761
Cash paid for income taxes	$-	$800
Non-cash investing and financing transactions
Original issuance discount on convertible notes payable	$15,000	$18,000
Debt discount recorded in connection with derivative liability	$190,000	$155,000
Beneficial conversion feature on convertible note	$12,500	$-
Common stock issued in payment of license agreement	$153,552	$-
Common stock issued in payment of convertible note payable	$705,098	$367,391

Condensed consolidated balance sheets:
Cash and cash equivalents	$20,015	$21,205
Restricted cash included in other assets	10,173	10,171

Condensed consolidated cash flows:	$30,188	$31,376

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

Note 1 – Organization and Business Description

Therapeutic Solutions International, Inc. (“TSI” or the “Company”) was organized August 6, 2007 under the name Friendly Auto Dealers, Inc., under the laws of the State of Nevada. In the first quarter of 2011 the Company changed its name from Friendly Auto Dealers, Inc. to Therapeutic Solutions International, Inc., and acquired Splint Decisions, Inc., a California corporation.

Currently the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system.

Activating one’s immune system is now an accepted method to cure certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

Nutraceutical Division – TSI has been producing high quality nutraceuticals. Its current flagship product, NanoStilbene™ PKE, is prepared by low-energy emulsification which allows for better solubility, stability, and the release performance of pterostilbene nanoparticles. The pterostilbene placed in a nanoemulsion droplet is free from air, light, and hard environment; therefore, as a delivery system, nanoemulsion’s can not only improve the bioavailability of pterostilbene but also protect it from oxidation and hydrolysis, while it possesses an ability of sustained release at the same time.

Cellular Division – TSI recently obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI).

The stem cell licensed, termed “JadiCell” is unique in that it possesses features of mesenchymal stem cells, however, outperforms these cells in terms of a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe. TSOI has previously filed several patents in the area of CTE based on modulating the brain microenvironment to enhance receptivity of regenerative cells such as stem cells.

Management does not expect existing cash as of September 30, 2019 to be sufficient to fund the Company’s operations for at least twelve months from the issuance date of these September 30, 2019 financial statements. These financial statements have been prepared on a going concern basis which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of September 30, 2019, the Company has incurred losses totaling $8.2 million since inception, has not yet generated material revenue from operations, and will require additional funds to maintain its operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after the consolidated financial statements are issued. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through its existing financial resources and we may also raise additional capital through equity offerings, debt financings, collaborations and/or licensing arrangements. If adequate funds are not available on acceptable terms, we may be required to delay, reduce the scope of, or curtail, our operations. The accompanying consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts.

Note 2 – Summary of Significant Accounting Policies

An February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 will be effective for the Company in the first quarter of 2019 and will be adopted on a modified retrospective transition basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company recorded a Right-of-use asset and a Lease Liability of $11,909 for the nine months ended September 30, 2019.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

Note 2 – Summary of Significant Accounting Policies (Continued)

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 8 of the Securities and Exchange Commission (SEC) Regulation S-X, and should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 15, 2019. The accompanying unaudited condensed consolidated financial statements include the accounts of TSOI and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation. The unaudited condensed consolidated financial statements contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the balances and results for the interim period included herein. The results of operations for the nine months ended September 30, 2019 and 2018 are not necessarily indicative of the results to be expected for the full year or any future interim periods. The accompanying condensed consolidated balance sheet at December 31, 2018 has been derived from the audited consolidated balance sheet at December 31, 2018, contained in the above referenced Form 10-K and attached as Exhibit 13.1 hereto.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Therapeutic Solutions International, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606,”Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, the company applies the following methodology to recognize revenue:

1)Identify the contract with a customer.

2)Identify the performance obligations in the contract.

3)Determine the transaction price.

4)Allocate the transaction price to the performance obligations in the contract.

5)Recognize revenue when (or as) the entity satisfies a performance obligation.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Derivative Liabilities

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts and for hedging activities.

As a matter of policy, the Company does not invest in separable financial derivatives or engage in hedging transactions. However, the Company entered into certain debt financing transactions in fiscal 2019 and 2018 as disclosed in Note 5, containing certain conversion features that have resulted in the instruments being deemed derivatives. We evaluate such derivative instruments to properly classify such instruments within equity or as liabilities in our financial statements. Our policy is to settle instruments indexed to our common shares on a first-in-first-out basis.

The classification of a derivative instrument is reassessed at each reporting date. If the classification changes as a result of events during a reporting period, the instrument is reclassified as of the date of the event that caused the reclassification. There is no limit on the number of times a contract may be reclassified.

Instruments classified as derivative liabilities are remeasured using the Black-Scholes model at each reporting period (or upon reclassification) and the change in fair value is recorded on our consolidated statement of operations. We recorded derivative liabilities of $134,728 and $466,612 at September 30, 2019 and December 31, 2018, respectively.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

Note 2 – Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaids, convertible notes, and payables. The carrying amount of cash and cash equivalents and payables approximates fair value because of the short-term nature of these items.

Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. Fair value measurements are required to be disclosed by level within the following fair value hierarchy:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Inputs lack observable market data to corroborate management’s estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

When determining fair value, whenever possible the Company uses observable market data, and relies on unobservable inputs only when observable market data is not available. As of September 30, 2019, the Company has level 3 fair value calculations on derivative liabilities. The table below reflects the results of our Level 3 fair value calculations:

The following is the change in derivative liability for the six months ended September 30, 2019:

Balance- December 31, 2018	$466,612
Issuance of new derivative liabilities	448,455
Conversions to paid-in capital	(462,180)
Change in fair market value of derivative liabilities	(318,161)
Balance- September 30, 2019	$134,728

Use of Estimates

Estimates were made relating to valuation allowances, impairment of assets, share-based compensation expense and accruals. Actual results could differ materially from those estimates.

Comprehensive Loss

Comprehensive loss for the periods reported was comprised solely of the Company’s net loss.

Net Loss Per Share

Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued, if such additional common shares were dilutive. Since we had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be antidilutive.

As of September 30, 2019 and 2018, a total of 597,646,001 and 226,902,346, respectively, potential common shares, consisting of shares underlying outstanding convertible notes payable were excluded as their inclusion would be antidilutive.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

Note 2 – Summary of Significant Accounting Policies (Continued)

Depreciation and Amortization

Depreciation is calculated using the straight line method over the estimated useful lives of the assets. Amortization is computed using the straight line method over the term of the agreement. During the nine months ended September 30, 2019 and 2018, there was no depreciation or amortization expense as all fixed assets have been fully depreciated.

Long-lived Assets

In accordance with ASC 360, Property, Plant and Equipment, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Research and Development

Research and Development costs are expensed as incurred. Research and Development expenses were $24,812 and $33,896 for the three months ended September 30, 2019 and 2018, respectively. Research and Development expenses were $31,044 and $73,760 for the nine months ended September 30, 2019 and 2018, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740 "Income Taxes," which codified SFAS 109, "Accounting for Income Taxes" and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Stock-Based Compensation

Compensation expense for stock issued to employees is determined as the fair value of consideration or services received or the fair value of the equity instruments issued, whichever is more reliably measured. The Financial Accounting Standards Board (FASB) issued ASU 2018-07 to expand the scope of Topic 718 to include share-based payments issued to nonemployees. The effective date for public companies is for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the effective date is fiscal years beginning after December 15, 2019. The Company has elected to early adopt.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 will be effective for the Company in the first quarter of 2019 and will be adopted on a modified retrospective transition basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company recorded a Right-of-use asset and a Lease Liability of $11,909 for the three months ended September 30, 2019.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The new standard is based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 was effective for the Company in the first quarter of 2018 and allows for full retrospective or a modified retrospective adoption approach. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

Note 2 – Summary of Significant Accounting Policies (Continued)

Reclassifications

Certain reclassifications have been made to the prior year’s consolidated financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of consolidated operations or equity.

Note 3 – Restricted Cash

Included in cash and non-cash equivalents is a $10,000 certificate of deposit with an annual interest rate of 0.6%. This certificate matures on June 17, 2020, and is used as collateral for a Company credit card, pursuant to a security agreement dated June 20, 2011.

Note 4 – Notes Payable-Related Party

At September 30, 2019 and September 30, 2018, the Company has unsecured interest bearing demand notes outstanding to certain officers and directors amounting to $493,868 and $458,487, respectively. Interest accrued on these notes during the three months ended September 30, 2019 and 2018 was $8,438 and $7,936, respectively.

Note 5 – Convertible notes payable

On January 2, 2019, February 7, 2019, March 11, 2019, April 23, 2019 and August 28, 2019, the Company entered into one $28,000 convertible promissory note; one $78,000 convertible promissory note and three $33,000 convertible promissory notes with third parties for which the proceeds were used for operations. The Company received net proceeds of $190,000, and a $15,000 original issuance discount was recorded. The convertible promissory notes incur interest at 12% per annum for which $28,000 plus accrued interest is due on January 30, 2020; $33,000 plus accrued interest are due October 30, 2019, November 30, 2019, and February 28, 2020 and $78,000 plus accrued interest is due June 30, 2020. The convertible promissory notes are convertible to shares of the Company's common stock 180 days after issuance. The conversion prices per share range from 55% - 61% of the average of the three (3) lowest trading prices of the Company's common stock during the fifteen (15) trading days immediately preceding the applicable conversion date. The Company has the option to prepay the convertible notes in the first 180 days from closing subject to prepayment penalties ranging from 120% to 145% of principal balance plus interest, depending upon the date of prepayment. The convertible promissory notes include various default provisions for which the default interest rate increases to 22% per annum with the outstanding principal and accrued interest increasing by 150%. The Company was required to reserve at September 30, 2019, a total of 597,646,011 common shares in connection with the promissory notes.

Derivative liabilities

These convertible promissory notes are convertible into a variable number of shares of common stock for which there is not a floor to the number of common stock we might be required to issue. Based on the requirements of ASC 815 Derivatives and Hedging, the conversion feature represented an embedded derivative that is required to be bifurcated and accounted for as a separate derivative liability. The derivative liability is originally recorded at its estimated fair value and is required to be revalued at each conversion event and reporting period. Changes in the derivative liability fair value are reported in operating results each reporting period.

For the three notes issued during the three months ended September 30, 2019, the Company valued the conversion features on the dates of issuance resulting in initial liabilities of $448,455. Since the fair value of the derivatives were in excess of the proceeds received of $75,000, a full discount to convertible notes payable and a day one loss on derivative liabilities of $31,396 was recorded during the three months ended September 30, 2019. The Company valued the conversion feature using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from of $0.002 to $0.003, the closing stock price of the Company's common stock on the date of valuation ranging from $0.005 to $0.009, an expected dividend yield of 0%, expected volatility ranging from 256% to 262%, risk-free interest rates ranging from 2.53% to 2.60%, and expected terms ranging from 0.81 to 0.89 years.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

Note 5 – Convertible notes payable (Continued)

At December 31, 2018, the Company had existing derivative liabilities of $466,613 related to two $28,000 and three $33,000 convertible notes. During the three months ended September 30, 2019, the one $28,000 and one $33,000 convertible notes were converted into 83,990,727 shares of common stock. At each conversion date, the Company recalculated the value of the derivative liability associated with the convertible note recording a gain (loss) in connection with the change in fair market value. In addition, the pro-rata portion of the derivative liability as compared to the portion of the convertible note converted was reclassed to additional paid-in capital. During the three months ended September 30, 2019, the Company recorded a loss of $117,615 related to the change of fair value of the derivative liability and recorded $155,447 to additional paid-in capital. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: conversion price of $0.002, the closing stock price of the Company's common stock on the date of valuation ranging from $0.004 to $0.009, an expected dividend yield of 0%, expected volatility ranging from 214% to 243%, risk-free interest rates ranging from 2.54% to 2.59%, and expected terms ranging from 0.26 to 0.30 years.

On September 30, 2019, the derivative liabilities on the remaining two convertible notes were revalued at $134,728 resulting in a gain of $64,820 for the three months ended September 30, 2019 related to the change in fair value of the derivative liabilities. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.002, the closing stock price of the Company's common stock on the date of valuation of $0.005, an expected dividend yield of 0%, expected volatility ranging from 212% to 250%, risk-free interest rate of 2.40%, and an expected term ranging from 0.50 to 0.84 years.

The Company amortizes the discounts over the term of the convertible promissory notes using the straight line method which is similar to the effective interest method. During the three months ended September 30, 2019 and 2018, the Company amortized $67,016 and $32,961 to interest expense, respectively. As of September 30, 2019, discounts of $134,728 remained for which will be amortized through January 30, 2020.

Note 6 – Equity

Our authorized capital stock consists of an aggregate of 2,505,000,000 shares, comprised of 2,500,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, which may be issued in various series from time to time and the rights, preferences, privileges and restrictions of which shall be established by our board of directors. As of September 30, 2019, we have 1,439,037,647 shares of Common Stock and no preferred shares issued and outstanding.

On January 3, 2019, we issued 15,000,000 shares of common stock, valued at .0071 each to two officers and one director of the Company under a Restricted Stock Award.

On January 3, 2019, we issued 10,000,000 shares of common stock, valued at $0.005 per share, to a Scientific Advisory Board member for consulting services.

On January 7, 2019, we issued 7,500,000 shares of common stock for the partial conversion of $12,000 for convertible note dated July 2, 2018.

On January 9, 2019, we issued 6,250,000 shares of common stock for the partial conversion of $10,000 for convertible note dated July 2, 2018.

On January 9, 2019, we issued 4,800,000 shares of common stock for the partial conversion of $7,680 for convertible note dated July 2, 2018.

On February 8, 2019, we issued 8,333,333 shares of common stock for the partial conversion of $10,000 for convertible note dated August 6, 2018.

On February 12, 2019, we issued 8,155,556 shares of common stock for the partial conversion of $14,680 for convertible note dated August 6, 2018.

On April 15, 2019, we issued 6,000,000 shares of common stock for the partial conversion of $12,000 for convertible note dated October 3, 2018.

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

Note 6 – Equity (Continued)

On April 23, 2019, we issued a nine month convertible note in the amount of $33,000 with an annual interest rate of 12%.

On April 24, 2019, we issued 11,490,000 shares of common stock for the partial conversion of $11,980 for convertible note dated October 3, 2018.

On July 8, 2019, we issued 24,590,164 shares of common stock for the partial conversion of $15,000 for convertible note dated January 2, 2019.

On July 11, 2019, we issued 32,754,098 shares of common stock for the partial conversion of $19,980 for the convertible note dated January 2, 2019.

On July 23, 2019, we issued 56,033,333 shares of common stock, valued at $0.0009 per share, for an investment in the Company’s Private Placement.

On August 12, 2019, we issued 4,000,000 shares of common stock, valued at $0.002 per share, for an investment in the Company’s Private Placement.

On September 12, 2019, we issued 10,000,000 shares of common stock for the partial conversion of $12,000 for the convertible note dated March 11, 2019.

On September 19, 2019, we issued 10,909,091 shares of common stock for the partial conversion of $12,000 for the convertible note dated March 11, 2019.

On September 20, 2019, we issued 5,737,374 shares of common stock for the partial conversion of $5,680 for the convertible note dated March 11, 2019.

Note 7– Subsequent Events

On October 29, 2019, we issued 12,345,679 shares of common stock for the partial conversion of $10,000 for the convertible note dated April 23, 2019.

On October 30, 2019, we issued 18,987,342 shares of common stock for the partial conversion of $15,000 for the convertible note dated April 23, 2019.

On November 4, 2019, we issued 14,257,143 shares of common stock for the partial conversion of $9,980 for the convertible note dated April 23, 2019.

On November 8th 2019, the Company settled an accrual of wages and a promissory note with Timothy G. Dixon. The global settlement on monies owed to Mr. Dixon in the form of accrued payroll and a convertible note totaling $534,714.68 will be repaid at a rate of 0.5% of Net Sales (after COGS) of NanoStilbene *only* on a rolling 90 days to be paid out within 30 days of the close of previous 90-day period. Principal sum is frozen, and no further interest will be accrued. Missed payments are covered by an additional 30-day grace period and only that portion will accrue interest at a rate of 5% per annum. There are no other remedies other than an optional stock conversion if a payment is missed.

In accordance with ASC 855, the Company has analyzed its operations subsequent to September 30, 2019 through the date these financial statements were issued and has determined that it does not have any other material subsequent events to disclose in these financial statements.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the common stock, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission - Registration Fee	$64.90
State filing Fees	$500.00
Edgarizing Costs	$500.00
Accounting Fees and Expenses	$1,000.00
Legal Fees and Expenses	$20,000.000
Miscellaneous	$0.00
Total	$22,064.90

None of the expenses of the offering will be paid by the selling security holders.

Indemnification of Directors and Officers

Article 6 of our Articles of Incorporation exculpates our directors and officers from certain monetary liabilities. Article 7 of our Articles of Incorporation provides that we shall indemnify all directors (and all persons serving at our request as a director or officer of another corporation) to the fullest extent permitted by Nevada law.

Further pursuant to Article 7, the expenses of the indemnified person incurred in defending a civil suit or proceeding must be paid by us as incurred and in advance of the final disposition of the action, suit, or proceeding under receipt of an undertaking by or on behalf of the indemnified person to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

The foregoing indemnification obligations could result in us incurring substantial expenditures, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties even though such actions, if successful, might otherwise benefit us and our stockholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Recent Sales of Unregistered Securities

There have been no recent sales of unregistered securities during the relevant time period prior to this registration and prospectus.

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any material or changed information with respect to the plan of distribution not previously disclosed in the registration statement or an material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oceanside, California, on February 4, 2020.

Therapeutic Solutions International, Inc.

By:	/s/ Timothy G. Dixon
Timothy G. Dixon, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Timothy G. Dixon
Timothy G. Dixon	Chairman, President & CEO (Principal Executive Officer)	February 4, 2020
/s/ Thomas Ichim PhD
Thomas Ichim, PhD	Director	February 4, 2020

[OUTSIDE BACK COVER]

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

[A Nevada Corporation]

4093 Oceanside Blvd. Suite B

Oceanside, CA, 92058

Telephone (760) 295-7208

_______________, 2020

PROSPECTUS

167,848,153 OF COMMON STOCK AT $.003 PER SHARE

Until December 31, 2020, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus pursuant to the CSPA. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.